UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.          )

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WSFS FINANCIAL CORPORATION
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WSFS Bank Center
500 Delaware Avenue
Wilmington, Delaware 19801
302-792-6000
www.wsfsbank.com

Notice of 2017 Annual Meeting of Stockholders

March 28, 2017

Dear Stockholder:

The WSFS Financial Corporation (the “Company” or “WSFS”) 2017 Annual Meeting of Stockholders will be held on April 27, 2017 beginning at 4:00 p.m. at the Hotel du Pont located at Eleventh and Market Streets in Wilmington, Delaware.  Parking validation will be provided for garage or valet parking at the hotel.

At the meeting, stockholders will act on the following matters:

•                  The election of three directors for a term ending at the 2020 Annual Meeting of Stockholders;

•                  The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;

•                  A non-binding advisory vote on the frequency of stockholder advisory votes on executive compensation; and

•                  Such other matters as may properly come before the meeting or any adjournment thereof.

All stockholders of record holding shares of WSFS Financial Corporation common stock at the close of business on March 1, 2017 are entitled to vote at the meeting.  This proxy statement and the enclosed proxy card were mailed to stockholders on or about March 28, 2017.

Your vote is important regardless of how many shares of WSFS common stock you own.  Even if you plan to attend the meeting, we urge you to ensure that your shares are represented at the meeting by returning the enclosed proxy card.  A return envelope with pre-paid postage is enclosed for your convenience.  Mark on your proxy card how you wish your shares to be voted, and please be sure to sign and date your proxy card.  Returning your vote by proxy will not prevent you from later voting in person if you do come to the meeting.  Please note, however, that if the stockholder of record for your shares is a broker, bank or other nominee and you wish to vote at the meeting, you will need to obtain a proxy issued in your own name from your stockholder of record.

Sincerely,

Marvin N. Schoenhals
Chairman

i

ii

Important Notice Regarding Internet

Availability of Proxy Materials

For the Stockholder Meeting to be

Held on April 27, 2017 at 4:00 p.m.

The Proxy Statement and Annual Report on Form 10-K

are available at www.wsfsbank.com, by calling us at 888-973-7226 or by sending an e-mail request to: stockholderrelations@wsfsbank.com

About the Annual Meeting

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of WSFS Financial Corporation (the “Company”) to be used at the 2017 Annual Meeting of Stockholders which will be held at the Hotel du Pont, Eleventh and Market Streets in Wilmington, Delaware on April 27, 2017 at 4:00 p.m.  Directions to the Hotel du Pont are available on its website: www.hoteldupont.com.

What is the purpose of the Annual Meeting?

The Annual Meeting is being held to consider the following proposals: (i) the election of three directors for a term ending at the 2020 annual meeting of stockholders, (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, (iii) a non-binding advisory vote on whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two, or three years (say-on-frequency), and (iv) such other matters as may properly come before the meeting or any adjournment thereof.

The Board of Directors is divided into three classes and each class serves for a term of three years.  There are three seats on our Board of Directors up for election at the Annual Meeting and the following persons have been nominated by the Board:  Francis B. Brake, Jr., Mark A. Turner and Patrick J. Ward, each of whom currently serves on the Board of Directors.  Each has been nominated for a three-year term expiring on the date of our annual meeting of stockholders to be held in 2020.    You can find information about all of our current directors and director nominees beginning on page five.

The Board of Directors recommends a vote FOR each of the three nominees for director, FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm and FOR a frequency of every one year for the advisory vote on executive compensation.

Why are you sending me a proxy card?  What am I going to do with it?

To hold the Annual Meeting, we need to have present, in person or by proxy, the holders of a majority of WSFS common stock outstanding as of March 1, 2017, which is the record date to determine which stockholders will receive notice of the Annual Meeting and be entitled to vote at the Annual Meeting.  As of that date, there were 31,396,047 shares of WSFS common stock outstanding.  We are providing you with a proxy card so that your shares can be counted as present at the Annual Meeting and can be voted at the meeting even if you do not attend the Annual Meeting in person.

Your shares will be voted in accordance with the instructions you provide on the proxy card to vote either for or to withhold your vote regarding each of the nominees for election as directors; to vote for, against or abstain on the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and to vote on the frequency of every one year, two years or three years for the stockholder advisory vote on executive compensation (or to abstain on voting for such proposals).  If you sign and return the proxy card to us without indicating how you wish to vote, we will vote your shares FOR each of the director nominees, FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and FOR a frequency of every one year for the stockholder advisory vote on executive compensation. If you hold your WSFS common stock in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from your bank, broker, or other nominee.  “Street name” stockholders who wish to vote at the Annual Meeting will need to obtain a voting instruction form from the institution that is the stockholder of record for their shares.

For those shares for which we have received a proxy, we will have discretionary authority to vote as we see fit on any procedural matters relating to the conduct of the Annual Meeting.  Furthermore, in the event that one or more of our nominees is unable to stand for election as the result of an unexpected occurrence, we may vote shares for which we hold a proxy in favor of anyone we select to be a substitute nominee.  Alternatively, we may reduce the size of the Board of Directors to eliminate the vacancy.

If I hold my shares through a broker, will my broker vote my shares without my instructions?

If you fail to instruct your broker how you want your shares voted, your broker may use discretionary authority to vote your shares only on “routine” matters.  The election of directors and the advisory vote on the frequency of stockholder advisory votes on executive compensation are not considered “routine” matters.  As such, your broker cannot vote your shares with respect to these proposals if you do not give instructions.

Why did I receive more than one proxy card?

If you hold your shares of WSFS common stock in more than one account or name, you will receive multiple proxy cards and you must return a proxy card for each account or name in order to vote all of your shares.

Can I revoke my proxy or change my vote?

Yes.  If you are a registered holder of WSFS common stock, you can change your vote at any time by completing and returning a new proxy card before the Annual Meeting to WSFS Financial Corporation, Attention: Corporate Secretary, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801, or providing written notice in person at the meeting.  If you vote by proxy and then attend the Annual Meeting, you do not need to vote again in person unless you want to change your prior vote.  Attending the Annual Meeting will not cancel your proxy unless you vote in person at the Annual Meeting. Please note that if your shares are not registered in your own name, you will need additional documentation from your bank, broker or other nominee that is the stockholder of record for your shares in order to vote in person at the Annual Meeting.

What constitutes a “quorum” for the Annual Meeting?

A quorum is necessary to conduct business at the Annual Meeting.  We require the presence, whether in person or through the prior submission of a proxy, of the holders of WSFS common stock representing a majority of the shares outstanding and entitled to vote on the record date.  Because there were 31,396,047 shares of WSFS common stock issued and outstanding as of the record date, at least 15,698,024 shares must be present or represented by proxy at the Annual Meeting for a quorum to exist.

How many votes does a nominee need in order to be elected?

Directors are elected by plurality vote, meaning that the nominees who receive the greatest number of votes are elected.  You may vote for a nominee or you may withhold your vote for a nominee.  In a contested election, the number of seats up for election is less than the number of persons nominated.  The winning nominees are the ones who receive more votes than the other nominees.  In an uncontested election, there are enough seats up for election for all of the nominees, so all will be elected regardless of the number of votes they each receive.  In an uncontested election, it is our policy that nominees who receive a number of votes in favor of their election which is less than a majority of total votes cast should promptly offer to resign from the Board of Directors and request the Board of Directors to accept or reject their resignation offer at the discretion of the Board of Directors.  The Corporate Governance and Nominating Committee of the Board of Directors will consider resignation offers and make its recommendation to the entire Board of Directors.  Our policy provides that the Board of Directors will accept or reject each director’s resignation offer within 90 days of the date the resignation offer is submitted to the Board of Directors.

How many votes do I have?

Each share of WSFS common stock is entitled to one vote.  We do, however, permit cumulative voting for the election of directors, meaning that because there are three seats up for election, if you own 100 shares, you have 300 votes to distribute among the nominees as you see fit.  You can distribute them equally and cast 100 votes for each nominee or you may give more votes to certain nominees, even giving all 300 votes to a single nominee if you wish.

If you give us a proxy to vote your shares at the Annual Meeting, we will distribute your votes among the nominees as we see fit.  If you do not want us to use cumulative voting for your shares, you may state that on your proxy card.

How many votes are required to approve the ratification of the independent registered public accounting firm?

The appointment of KPMG LLP as our independent registered public accounting firm must receive a majority of the votes cast on the proposal to be ratified.

What are stockholders being asked to approve regarding the frequency of advisory votes on executive compensation?

Stockholders are being asked to recommend how often we will seek their advisory vote on executive compensation.  We are providing stockholders the option of selecting a frequency of every one, two or three years, or to abstain from voting.  The option of every one year, every two years or every three years that receives the highest number of votes cast will be the frequency that is recommended by the stockholders.

Is the stockholder vote on the frequency of advisory votes on executive compensation binding on the Company?

No, this is an advisory vote only.  Neither we, nor the Board of Directors, will be bound to take action based upon the outcome.  The Personnel and Compensation Committee will consider the advisory vote of the stockholders when determining the frequency of advisory votes on executive compensation arrangements.

What is the effect of an abstention or broker non-vote?

Abstentions and broker non-votes are treated as present for quorum purposes only and therefore will have no effect on the outcome of the proposals.

Will members of management and the Board of Directors be at the Annual Meeting?

Yes.  Our practice is that all members of the Board of Directors, director nominees and senior management officers should attend the Annual Meeting and all current directors were present at last year’s annual meeting.  We expect that all directors will attend the Annual Meeting this year.

Can I ask questions at the Annual Meeting?

Yes.  We consider the Annual Meeting an opportunity for stockholders to have access to the Board of Directors and senior management in a public forum, and we invite stockholders to submit questions or comments in advance of the Annual Meeting.  This is an important part of the process, and we have established a procedure for stockholders to send communications to the Board of Directors as well as to management.

While legal considerations and timing issues may prevent us from answering all questions or addressing all comments, we believe this dialogue is helpful in increasing communication with our stockholders.

Please send questions to:                                        WSFS Financial Corporation

Investor Relations

WSFS Bank Center

500 Delaware Avenue

Wilmington, Delaware 19801

or:          stockholderrelations@wsfsbank.com

At the Annual Meeting, we will attempt to respond to as many of the questions and comments we receive as possible.  Any questions, comments, and responses deemed relevant to the larger stockholder base will be posted on our website at www.wsfsbank.com.

The Board of Directors strongly encourages communications from stockholders.  Stockholders who wish to send communications to the Board of Directors during the year may do so by writing to the attention of Marvin N. Schoenhals, Chairman, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801 or to chairman@wsfsbank.com.  In addition, all written communications from stockholders received by management are shared with the Board of Directors.

If I have a proposal that I want the stockholders to vote on, how do I get it on the agenda for the Annual Meeting?

The deadline has passed for you to give us notice of a proposal to be brought before the stockholders for a vote at the 2017 Annual Meeting of Stockholders.  We expect to hold the 2018 Annual Meeting of Stockholders in April 2018 and to mail our proxy statement during March 2018.  To get your proposal on the agenda for the 2018 Annual Meeting of Stockholders, you must give us notice no earlier than November 27, 2017 and no later than December 27, 2017.  All notices of stockholder proposals should be addressed to the attention of the Corporate Secretary, WSFS Financial Corporation, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801.  Any such notice must set forth, as to each matter you propose to bring before the meeting: (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (2) your name and address and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (3) the class and number of shares of our common stock beneficially owned by you and by the beneficial owner, if any, on whose behalf the proposal is made, and (4) any material interest you or such beneficial owner has in the proposal.

Can I obtain copies of the proxy statement and related materials over the Internet?

Yes.  Copies of this proxy statement and our Annual Report on Form 10-K (without exhibits) are available on the Internet at www.wsfsbank.com.  Stockholders can elect to receive future proxy statements and annual reports over the Internet rather than in printed form.  Stockholders of record can make this election either by calling (888) WSFSBANK (or (888) 973-7226), by sending an email to stockholderrelations@wsfsbank.com, or by following the instructions at: investors.wsfsbank.com.  Stockholders may request copies of any exhibits to the Annual Report on Form 10-K through our telephone number and email address as well.   If you hold your shares in street name, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to access future proxy materials over the Internet.

PROPOSAL NUMBER 1:  Election of Directors

The Board of Directors is divided into three classes and each class serves for a term of three years.  Three directors have terms of office that expire at the 2017 Annual Meeting.  The Board of Directors has nominated each of these three directors for reelection to three-year terms expiring at the annual meeting of stockholders to be held in 2020:

•                       Mr. Francis B. Brake, Jr.

•                       Mr. Mark A. Turner

•                       Mr. Patrick J. Ward

The election of each nominee requires the affirmative vote of a plurality of the votes cast, meaning that the nominees who receive the greatest number of votes are elected.  Executed proxies received from holders of WSFS common stock will be voted for the election of such nominees unless marked to the contrary.  All of the nominees have consented to be named and have indicated their intent to serve if elected.  If any nominee becomes unable to serve, which is not anticipated, the proxy will be voted for a substitute nominee to be designated by the Board of Directors or the number of directors will be reduced.  Abstentions and broker non-votes will not be counted as either an affirmative vote or a negative vote regarding the election of directors, and therefore, will have no effect on the election of directors.

Biographical information about our directors, director nominees and executive officers is provided below.  The listed age of each individual is as of December 31, 2016.  Currently, all directors of WSFS also serve as directors of our subsidiary, Wilmington Savings Fund Society, FSB (which we generally refer to as WSFS Bank).  Each director was selected to be a member of the Board of Directors based on his or her particular background and expertise.  Immediately following the biographical information about each person director nominee and director is a description of the particular experience, skills and qualifications that were instrumental in the determination by the Corporate Governance and Nominating Committee that he or she should serve as a director.   For additional information, see “Our Director Nomination and Selection Process” and “Diversity” beginning on page thirteen.

Director Nominees

Francis B. Brake, Jr., 53, joined the WSFS Board of Directors in 2014.  His current term expires at the 2017 Annual Meeting of Stockholders.  Since 2007 he has been President, Chief Marketing Officer and Co-Founder of Epic Research, LLC, a privately-held marketing services firm with principal interests in multiple consumer-facing industries, driving marketing and product innovation in areas such as: travel loyalty, consumer electronics, student lending and small business marketing.  From 2000 to 2007 he served as Managing Director and Chief Marketing Officer for Juniper Bank/Barclaycard US.  Prior to that, he held various positions at First USA Bank from 1994 to 2000 including Executive Vice President, Marketing.  Mr. Brake serves on the Board of Directors of Smarter Agent, LLC, a privately-held technology firm, The Chester Fund for Education and the Arts and is a past director of Barclays Bank Delaware.  He received a Bachelor of Arts in Government from The College of William and Mary and a Master of Business Administration from The Darden Graduate School of Business, University of Virginia.  Mr. Brake brings well-established expertise in marketing, entrepreneurship, innovation, product development, business partnerships and executive leadership to the Board of Directors.

Mark A. Turner, 53, has been a director of WSFS Financial Corporation since 2007.  His current term expires at the 2017 Annual Meeting of Stockholders.  He has been President and Chief Executive Officer of WSFS Financial Corporation and WSFS Bank since 2007.  Mr. Turner was previously both the Chief Operating Officer and the Chief Financial Officer of WSFS.  Prior to joining WSFS in 1996, his experience included working at CoreStates Bank and Meridian Bancorp.  Mr. Turner started his career at the international professional services firm of KPMG, LLP where he earned his CPA.  Mr. Turner received his MBA from the Wharton School of the University of Pennsylvania, his Master’s Degree in Executive Leadership from the University of Nebraska-Lincoln, and his Bachelor’s Degree in Accounting and Management from LaSalle University (Philadelphia).  Among other executive leadership programs, Mr. Turner has studied at National Training Labs, Aspen Institute, Gallup University, Toyota University, Center for Creative Leadership, UC Berkeley, Stanford University and Buckley School for Public Speaking.  Mr. Turner believes being active in business, civic and community activities is integral to our goals, his growth and our performance.  Among others activities, he has served as: Chairman of the Board of Delaware Business Roundtable (DBRT); a representative of the U.S. Federal Reserve Board’s Advisory Council (FAC); Chairman of the Board of Delaware Bankers Association (DBA); a member of Executive Committee of the Board of Delaware State Chamber of Commerce (DSCC); a member of the Board of Trustees of Delaware State University (DSU); a member of the board of First State Innovation (FSI); a member of the Board of Directors of Delaware Alliance for Non-Profit Advancement (DANA); a member of the local Board of Teach For America (TFA), Delaware; and a founding member of both Delaware Talent Live (DTL) and Wilmington Leaders Alliance (WLA). Mr. Turner brings substantial industry, finance, strategic planning and executive management experience combined with familiarity with the day-to-day operations and long-term business strategy of the Company to the Board of Directors.

Patrick J. Ward, 61, joined WSFS in August 2016 as Executive Vice President, Pennsylvania Market President. He also serves on the Board of Directors of WSFS Financial Corporation. Mr. Ward has over 32 years of banking industry experience and previously served as Chairman of the Board and Chief Executive Officer of Penn Liberty Bank. He was an Executive Vice President of Citizens Bank of Pennsylvania from January 2003 until January 2004, overseeing and managing specialized industries, including Government Banking, Professional Banking and Not-For-Profit Businesses in the Mid-Atlantic region, as well as the Chairman and President of Citizens Bank in Delaware and a member of the Citizens Financial Group Executive Policy Committee. Prior thereto, Mr. Ward served as President and Chief Executive of Commonwealth Bancorp, Inc., the holding company for Commonwealth Bank, until its acquisition by Citizens Bank in January 2003. He joined Commonwealth in 1992 as Senior Vice President and Chief Financial Officer. Under Mr. Ward’s leadership, Commonwealth Bank grew to $1.8 billion in assets with 61 branches throughout eastern Pennsylvania. Prior to joining Commonwealth, Mr. Ward held a variety of positions at Mellon Bank in Pittsburgh, Pennsylvania, including Vice President and Controller of Mellon Bank’s Wholesale Banking Group and Vice President and Controller of its Retail Banking Group.  Mr. Ward is active in the community and serves on the Board of Directors of the Philadelphia Police Athletic League, Economics Pennsylvania, the Chester County Chamber Foundation and serves as Chairman, and the Board of Trustees for Cabrini College. Mr. Ward is a graduate of Carnegie Mellon University with a Bachelor of Science degree in economics and earned an MBA from the University of Notre Dame. Mr. Ward brings a broad range of banking finance, strategic planning and executive management experience combined with strong knowledge of the Pennsylvania Market to the Board of Directors.

The Board of Directors recommends a vote FOR each of these nominees.

Other Current Directors and Executive Management

Other Current Directors:

Anat Bird, 65, became a director of WSFS Financial Corporation in 2010. Her current term expires at the 2018 Annual Meeting of Stockholders.  Ms. Bird is President and Chief Executive Officer of SCB Forums, LTD which she founded in 1994.  Her banking background includes being President and CEO of California Community Bancshares; Executive Vice President of Wells Fargo Bank; Group Head and Executive Vice President of Norwest Bank; Senior Executive Vice President, Chief Operating Officer and Board Member of Roosevelt Financial Group; and Managing Director in charge of Strategic Planning, Product Development and Management, the Balance Sheet Advisory Group of Marine Midland Bank.  She also founded the Financial Institutions Consulting Group at BDO Seidman.  Ms. Bird has taught Financial Markets and Institutions at the University of California at Davis and MBA courses at Temple University.  She has spoken at over 400 national and regional forums in banking and other industries.  In addition to her contribution as a columnist for the American Banker, she contributes articles to other leading industry publications.  She serves on the board of directors for MidFirst Bank in Oklahoma City, Oklahoma. She also has served on the Boards of Sterling Bank (2002-2011), Sun Bancorp, Inc. (2008-2009), First Indiana Bank (2002-2007) and AmTrust Bank (2008-2009).  Ms. Bird received a BA in International Relations and an MA in International Relations and Psychology from Hebrew University in Jerusalem.  She also received an MBA in Finance from American University and a Diploma in Corporate Strategic Planning from the University of Pennsylvania’s Wharton School of Business.  Ms. Bird brings a broad range of banking experience as well as strategic planning, financial and executive management experience to the Board of Directors.

Jennifer W. Davis, 46, has been a director of WSFS Financial Corporation since 2009. Her current term expires at the 2018 Annual Meeting of Stockholders.  Ms. Davis is Senior Vice President for Administration and Finance for George Mason University. Her portfolio includes the areas of finance, human resources, accounting, treasury, facilities, public safety and auxiliary services.  From 2008 to 2013, she was employed by the University of Delaware as Vice President for Finance and Administration.  Previously, Ms. Davis served as Cabinet Secretary-Director of the Office of Management and Budget for the State of Delaware.  She also served the State of Delaware as Budget Director, Deputy Secretary of Education and Associate Secretary of Education for policy and administrative services.    Ms. Davis earned her undergraduate degree in political science and her Master’s degree in policy analysis from Pennsylvania State University.  Ms. Davis brings knowledge of human resource issues, as well as finance, risk management and executive leadership expertise to the Board of Directors.

Donald W. Delson, 65, has been a director of WSFS Financial Corporation since 2009. His current term expires at the 2018 Annual Meeting of Stockholders. He was a Senior Advisor for Keefe, Bruyette & Woods, Inc., a New York investment banking firm, from February 2009 to September 2011, when he retired. From 1997 to 2009, he was a Managing Director of the Investment Banking Division, Keefe, Bruyette & Woods, Inc. responsible for mergers and acquisitions and raising capital for banks and thrifts. His past employment also includes being a Managing Director, Investment Banking Division, for Alex. Brown & Sons, Inc. Prior to that, he was an attorney with Morgan Lewis & Bockius in Philadelphia, PA. He is President of the Board of Trustees for the Chester Charter School for the Arts, co-publisher of the Swarthmorean, Inc. (a weekly newspaper), and a member of the Board of Trustees of the Crozer Keystone Community Foundation. In addition, he is a director of the Swarthmore Coop (a food market). Mr. Delson received his A.B. from Brown University, his Master’s in Business Administration from Harvard Business School, and his Juris Doctor from the University of Virginia. Mr. Delson brings legal, financial, and executive leadership expertise to the Board of Directors.

Eleuthère I. du Pont, 50, has been a director of WSFS Financial Corporation since 2013.  His current term expires at the 2019 Annual Meeting of Stockholders.  Since 2008, he has been president of the Longwood Foundation, a private foundation principally supporting charitable organizations.  He has also been a director of E.I. du Pont de Nemours and Company since 2006 and at Burris Logistics since 2014. In 2007 and 2008, he served as Senior Vice President, Operations and Chief Financial Officer of drugstore.com.  Prior to that, Mr. du Pont served as President and Chief Financial Officer of Wawa, Inc., a chain of food markets in the mid-Atlantic region.  He received a Bachelor of Science degree in Mechanical Engineering and a Masters in Business Administration from Stanford University.  Mr. du Pont brings significant expertise in corporate governance, accounting, finance, operations, retail, information technology and investment management to the Board of Directors.

Calvert A. Morgan, Jr., 68, has been a director of WSFS Financial Corporation since 2004 and Vice Chairman of WSFS Bank since 2006.  His current term expires at the 2019 Annual Meeting of Stockholders.  He is the retired Chairman, President and Chief Executive Officer of PNC Bank, Delaware.  Mr. Morgan joined the Bank of Delaware (predecessor of PNC Bank, Delaware) in 1970.  He advanced through various management positions and became President and Chief Operating Officer in 1987.  He was elected Chief Executive Officer in 1989 and Chairman in 1990.  Mr. Morgan also served as a member of the Management Committee of PNC Financial Services Group, Inc. for several years. He is a longtime member of the Delaware Economic and Financial Advisory Council, which provides budgetary advice to the Governor and General Assembly of the State of Delaware.  Mr. Morgan also served as Chairman of the Delaware Business Roundtable.  He is a former board member and past Chairman of the Delaware Bankers Association and served on the boards of the United Way of Delaware and the Delaware State Chamber of Commerce.  He also serves as a director of Chesapeake Utilities Corporation.  Mr. Morgan received his undergraduate degree in business administration from the University of Delaware and is a graduate of the National Commercial Lending School at the University of Oklahoma.  Mr. Morgan brings over 46 years of banking experience, trust, finance, risk management, lending and executive leadership expertise to the Board of Directors.

Marvin N. Schoenhals, 69, has been Chairman of WSFS Financial Corporation and WSFS Bank since 1992 and a director of both since 1990.  His current term expires at the 2019 Annual Meeting of Stockholders.  From 1990 to 2007 he also served as President and Chief Executive Officer.  Mr. Schoenhals was a director of the Federal Home Loan Bank of Pittsburgh from 1997 to 2007, serving as their Chairman from 2005 to 2007.  He was a member of the Brandywine Mutual Fund’s Board of Directors from 1995 to 2006.  He currently serves as a board member and former Chairman of the Board of Burris Logistics, a privately-owned distributer of frozen and dry foods.  Mr. Schoenhals is a former trustee and former Chairman of the Delaware Public Policy Institute.  He is a former Chairman of the Delaware State Chamber of Commerce and is Chairman of the Sunday Breakfast Mission.  Until 2013, Mr. Schoenhals was Chairman of Vision 2015, a Delaware coalition that created and is implementing a plan to improve Delaware public education.  Mr. Schoenhals received the Josiah Marvel Cup Award from the Delaware State Chamber of Commerce, presented annually to honor a Delawarean who has made an outstanding contribution to the state, community and society.  In 2004, he was inducted into the Delaware Business Leaders Hall of Fame.  Mr. Schoenhals received his undergraduate degree in business administration from the University of Michigan and a Master of Business Administration from the University of Pennsylvania Wharton School of Finance and Commerce.  Mr. Schoenhals brings almost 40 years of banking experience, finance, risk management, lending and executive management expertise to the Board of Directors.

David G. Turner, 52, has been a director of WSFS Financial Corporation since 2013.  His current term expires at the 2019 Annual Meeting of Stockholders. Currently, Mr. Turner serves as Banking Executive, in the IBM Global Business Services Strategy and Analytics Practice, and from 2010 through 2013 Mr. Turner was the Vice President, Partner, Global BAO Leader in the Banking and Financial Markets Division of Global Business Services of IBM.  Prior to joining IBM, in 2009, Mr. Turner founded Sovereign Partners Consulting, LLC working with key major banking clients world-wide focusing on strategy and IT consulting.  Mr. Turner joined MBNA in 2003 as Senior Executive Vice President and, in the following year, was promoted to Group Executive to create their Research and Development Department.  He served in various capacities with MBNA and its successor, Bank of America through 2009 including his role as the Information Management Transformation Executive.  Prior to that, Mr. Turner was Executive Vice President and President of the Gateway Companies, San Diego, California.  Mr. Turner is Chairman of the Board of Trustees of Delaware State University, former director of the US Chamber of Commerce and an adjunct professor at several universities.  He earned his B.S in Computer Science/Mathematics from Delaware State University, a Master of Sciences in MIS from Fairleigh Dickenson University and is an alumnus of the Dartmouth-Amos Tuck Executive MBA Education Program.  Mr. Turner brings significant expertise in banking and financial markets with experience in the areas of product development, marketing, sales, analytics, technology, channels and customer experience.

Executive Management:

For information regarding Mark A. Turner and Patrick J. Ward, see directly above.

Dominic C. Canuso, C.F.A., 42, joined WSFS in June 2016 as Executive Vice President and Chief Financial Officer. From 2006 to 2016, he was Finance Director at Barclays’ US Credit Card Business, most recently serving as Line of Business CFO. Prior to Barclays, he was at Advanta Bank and Arthur Andersen Consulting.   Mr. Canuso earned his Bachelor of Science Degree in Finance and Executive MBA from Villanova University.  He is a charter holder and member of the Chartered Financial Analyst (CFA) Institute.

Steve Clark, 59, joined WSFS in 2002 and has served as Executive Vice President and Chief Commercial Banking Officer since May 2016. From 2002 thru 2006, Mr. Clark led and managed the establishment of the Middle Market lending unit, and in 2007 became Division Manager of the Business Banking and Middle Market Divisions. Prior to 2002, he spent 23 years in various commercial banking positions at PNC Bank and its predecessor companies.  Mr. Clark received his MBA in Finance from Widener University and his Bachelor of Science Degree in Business Administration (Marketing) from the University of Delaware.

Peggy H. Eddens, 61, has been Executive Vice President, Chief Human Capital Officer for WSFS Bank since 2007.  From 2003 to 2007 she was Senior Vice President for Human Resources and Development for NexTier Bank in Butler, PA.  Prior to that, she held several leadership positions with Mellon Bank and Citizens Bank.  Mrs. Eddens received a Bachelor of Science in Business Administration from Robert Morris University and a Master of Science in Human Resource Management from LaRoche College.

Paul D. Geraghty, Sr., 63, has been Executive Vice President and Chief Wealth Officer of WSFS Financial Corporation and WSFS Bank since 2011.  Prior to that, Mr. Geraghty was President and CEO of Harleysville National Corporation from 2007 to 2010 and Executive Vice President of National City Corporation in Cleveland from 2004 to 2007.  Mr. Geraghty received a Bachelor of Science in Accounting from Villanova University.

Thomas Kearney, 69, has been Executive Vice President and Chief Risk Officer since 2012.  Mr. Kearney is responsible for all risk oversight functions for WSFS Financial Corporation.  Mr. Kearney joined the Company in 1998 and previously served as Senior Vice President and Corporate Auditor.  Mr. Kearney received a Bachelor of Science in Business Administration (Finance and Accounting) from Drexel University.  He holds the professional designations of Certified Bank Auditor (CBA) and Certified Financial Services Auditor (CFSA).

Rodger Levenson, 55, has been Executive Vice President and Chief Corporate Development Officer since 2015.  He also held the position of interim Chief Financial Officer from April 2015 until June 2016.  Prior to that date he was Chief Commercial Banking Officer for WSFS Bank since he joined the company in 2006.  From 2003 to 2006 Mr. Levenson was Senior Vice President and Manager at Citizens Bank and from 1986 to 2003 he held a number of positions at Wells Fargo (and predecessor organizations).

S. James Mazarakis, 59, has been Executive Vice President and Chief Technology Officer for WSFS Bank since 2010.  From January 2009 to February 2010 Mr. Mazarakis was a principal in Techvizion, a consulting firm specializing in technology strategies.  From that role, he served as our interim Chief Technology Officer from May 2009 to February 2010.  From 2005 to 2008, he was Chief Technology Officer for T. Rowe Price Associates and from 2002 to 2005 he was Business Information Officer — Shared Services for Capital One Financial Corporation.  Mr. Mazarakis received a Bachelor of Science from Rensselaer Polytechnic Institute and a Master of Science in Management of Technology from Polytechnic Institute of New York University.

Richard M. Wright, 64, has been Executive Vice President and Chief Retail Banking Officer for WSFS Bank since 2006.  From 2003 to 2006 Mr. Wright was Executive Vice President, Retail Banking and Marketing for DNB First in Downingtown, PA.  Mr. Wright received a Bachelor of Arts in Marketing and Economics from California State University, Fullerton and a Masters in Business Administration from the University of Southern California.

Thomas Stevenson, 63, has served as President of the Company’s Cash Connect Division since 2003. Mr. Stevenson joined WSFS in 1996 as Executive Vice President and Chief Technology Officer. Prior to joining WSFS, Mr. Stevenson was the Manager of Quality Assurance at Electronic Payment Services. Mr. Stevenson attended Wayne State University and the Banking and Financial Services program at the University of Michigan’s Graduate School of Business Administration.

CORPORATE GOVERNANCE

This year, for the fifth year in a row, our Board of Directors addressed stockholders through their letter, “A View from the Boardroom”, included in our annual report and available on our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Download Library” on the right side of our web page, then click on “2016 Annual Report”).  This letter provides additional insight on corporate governance and key philosophies that guide the Board of Directors’ oversight of the Company.

Director Independence

Consistent with Nasdaq director independence listing standards, our Board of Directors carefully evaluates any circumstances, transactions or relationships that we believe could have an impact on whether or not the members of our Board of Directors are independent of us and our subsidiaries, including WSFS Bank, and are able to conduct their duties and responsibilities as directors without any personal interests that would interfere or conflict with those duties and responsibilities.

The Board of Directors has determined that other than Mr. Schoenhals, Mr. Ward and Mr. Mark A. Turner, all of our current directors are independent under Nasdaq’s director independence listing standards.  Mr. Schoenhals is not an independent director because he was one of our executives until November 2009 and was compensated as a consultant until November 2011.  More information about the compensation of Mr. Schoenhals can be found on page 52.  Mr. Ward and Mr. Turner are not considered independent because they are executive officers of the Company.

Board of Directors Leadership Structure

The leadership of our Board of Directors is comprised of: (i) our Chairman, (ii) our Lead Director, (iii) Committee Chairs, and (iv) our President and Chief Executive Officer.  We believe this leadership structure is appropriate for us because it ensures independent oversight that draws upon significant experience and institutional knowledge regarding our business, while ensuring the Board makes informed decisions on operational matters.

After a thorough review of the correlation between the size of a board of directors and its effectiveness, the Board of Directors concluded that relatively smaller boards (while still of ample size and diversity) are generally more effective than relatively larger boards.  The Board of Directors is currently comprised of 10 members, which the Board believes is an appropriate and effective size for the Company because it fits with one of our key strategic advantages, namely, faster, and more entrepreneurial decision-making.  The Board also believes that a relatively smaller board of directors sets the organizational tone for a lower internal cost structure in an industry that is currently challenged by modest economic growth, growing cost burdens, and significant pricing competition.

Marvin N. Schoenhals has been the Chairman of our Board of Directors since 1992. He continues in this role because of his substantial institutional knowledge, leadership qualities, business acumen and standing in the community. Until his retirement in 2009, Mr. Schoenhals was also an executive and full-time Associate (the term we use for our employees).

The responsibilities of the Chairman include:

•                  Chair of the Board of Directors;

•                  Recommend the appointment Committee Chairs and Committee members of the Board after consultation with Directors, management and the Governance Committee;

•                  Participate in other Committees of the Board in an advisory manner as determined by the Board;

•                  Ensure rotation on Committee assignments, especially Chairs;

•                  Chair meetings of Stockholders;

•                  Keep abreast of the activities of the Company and its management and assist with business development;

•                  Provide advice and counsel to the CEO and Executive Management;

•                  Community relations/representation; and

•                  Take an active role communicating with stockholders on board level matters.

Eleuthère I. du Pont has been our Lead Director since August 2016.  He is an independent director and has been designated by our Board of Directors to lead the Board of Directors in fulfilling its duties effectively, efficiently and independently of management.

The responsibilities of the Lead Director include:

•                  Preside at meetings of the Board at which the Chairman is not present, including executive sessions;

•                  Serve as a liaison between the Chairman and the independent directors;

•                  Ensure that independent directors have adequate opportunities to meet to discuss issues without management present and provide feedback to management;

•                  Exercise authority to call meetings of the independent directors;

•                  Provide input to the CEO and Chair on preparation of agendas for Board and Committee meetings;

•                  Review Board minutes for accuracy;

•                  Ensure delegated committee functions are carried out and reported to the Board, including CEO performance assessment, CEO and Board succession planning, and strategic planning;

•                  Assess the effectiveness of the Board and its Committees, including oversight of the annual Board self-evaluation process; and

•                  Be available, as requested, for consultation and/or direct communication with major stockholders.

Our Chairman and Lead Director are jointly responsible for certain important Board functions as follows:

•                  Act as a liaison between management and the Board

•                  Ensure the Board works as a cohesive team and help to resolve any conflicts;

•                  Ensure the Board has adequate resources, especially by way of full, timely and relevant information to support its decision-making;

•                  Ensure Board members receive continuing education both from within the Company and from outside sources;

•                  Ensure new Directors receive adequate orientation about their roles and responsibilities, the Company’s organization, business and the industry;

•                  Meet with Board members to determine their continued commitment to the Board and interest in continuing to serve on the Board;

•                  Ensure a process is in place to monitor legislation and best practices which relate to the responsibilities of the Board;

•                  Encourage Board members to refer new business opportunities to the Company;

•                  Recommend to the Board and Board Committees the retention of advisers and consultants who report directly to the Board; and

•                  Ensure that Committee members have appropriate input to the proxy statement relating to their Committees.

Our Committee Chairs, as governed by their individual Committee charters, are responsible for the development, management, and effective performance of their individual Committees, and to provide leadership to the Board of Directors regarding all aspects related to their Committee’s work

Each Director has certain responsibilities, which include:

•                  Have basic knowledge of the banking industry, financial regulatory system, and laws and regulations that govern the Company’s operation;

•                  Have a background, knowledge, and experience in business or another disciple to facilitate Company oversight;

•                  Be willing and able to exercise independent judgment and provide credible challenge to management’s decisions and recommendations;

•                  Accept fiduciary duties and obligations, including a firm commitment to put the Company’s interests ahead of personal interests and to avoid conflicts of interest;

•                  Have a firm commitment to regularly attend and be prepared for board and committee meetings; and

•                  Have knowledge of the communities that the Company serves.

Mark A. Turner has been our President and Chief Executive Officer since 2007.

The responsibilities of the President and CEO include:

•                  Having general power over the strategic planning, management and oversight of the administration and operation of the Company’s business, and general supervisory power and authority over its policies and affairs;

•                  Ensuring all orders and resolutions of the Board of Directors and any committee are carried into effect; and

•                  With the Chairman and Lead Director, helping to set Board of Directors agendas and providing input for committee meeting agendas.

Executive Sessions

Our independent directors have the opportunity to meet in executive session at each Board committee meeting and each Board of Directors meeting without non-independent directors or management present.

Our Director Nomination and Selection Process

We believe it is important to have a strong Board of Directors comprised of a majority of independent Directors that is accountable to our stockholders.  The Corporate Governance and Nominating Committee have the responsibility for identifying qualified individuals as candidates for membership on the Board of Directors.  The Board of Directors believes directors should be knowledgeable about the business activities and market areas in which we and our subsidiaries engage.  A candidate’s breadth of knowledge and experience should also enable that person to make a meaningful contribution to the governance of a complex, multi-billion dollar financial institution.

We believe that one of the most important responsibilities of a well-functioning board of directors is to ensure that it actively plans for and accomplishes its own succession, and the Board actively participates in the succession planning process by reviewing the board structure and board needs annually or more as the need arises so that we continue to build a diverse Board with expertise and talents that will continue to contribute to the success of WSFS.

The Corporate Governance and Nominating Committee solicits recommendations from our officers and directors as well as considers and evaluates any candidates recommended by our stockholders.  The candidates are then evaluated against the anticipated skillsets needed on the Board of Directors.

Typically, it has not been our practice to pay fees to any third party to identify potential nominees; however, we do utilize a consultant to assist with evaluating, interviewing and performing reference checks on potential nominees to the Board of Directors.  Our consultant receives compensation for this service depending on the parameters of the research and the number of nominees to be included.

Diversity

The Board of Directors takes a broad and thoughtful view of diversity.  The Board strives to achieve diversity among its members that mirrors our current marketplace and our desired markets. As we have become a larger organization with broader reach, this naturally includes better reflecting US society as a whole.   Over the last generation, we have intentionally made strides to include on our Board a representation of different genders, generations, geographies, races, faiths, socio-economic backgrounds, career experiences, individual talents, and our own Board tenures.  This intentional reflection of our constituencies and refreshment of our Board is necessarily an ongoing process of a growing and changing organization. Our Corporate Governance and Nominating Committee implements this philosophy as part of its nomination process and assesses its implementation during both the nomination process and as part of the Committee’s self-assessment process.

Board Principles and Guidelines

In addition to directives laid out through the various committee charters, the Board of Directors has adopted a set of principles and guidelines which guide the actions and direction of the Board of Directors.  A full copy of the Board Principles and Guidelines are available on the Company’s website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

The Board of Directors is committed to being a high-performance board and to providing oversight and accountability for management.  The Board of Directors recognizes it must exercise its fiduciary duty to act in the best interest of WSFS and all of its stockholders while also recognizing its responsibilities to the Company’s regulators.

The Board of Directors is responsible for working with management to establish the strategic priorities of the Company.  Within the current strategic priorities, the Board of Directors must establish the appropriate “tone at the top” regarding the Company’s core principles:

•                  Operating with the highest ethical values;

•                  Focusing on performance over the long term;

•                  Maintaining a culture that encourages actively engaged Associates;

•                  The truth of the brand, “We Stand For Service;” and

•                  Earning the right to remain independent.

Annually, the Board of Directors conducts a self-evaluation process to assess the performance of the Board of Directors, evaluating the members of the Board of Directors collectively and individually.  In most years, this is a self-directed process; however, every third year, the Board engages a third-party consultant to conduct the evaluation process, which provides an outside global perspective and insights on the performance and functioning of the Board of Directors.  This third-party evaluation was last undertaken in 2015.

Stockholder Nominations and Stockholder Proposals

To be considered in the Corporate Governance and Nominating Committee’s selection of nominees for the Board of Directors for the 2018 Annual Meeting of Stockholders, recommendations or other proposals requested by stockholders must be received by us in writing no earlier than December 4, 2017 and no later than January 3, 2018.

As required by our Bylaws, a recommendation must  provide the following information for each person the stockholder proposes to recommend as a nominee to the Board: (1) the name and age of such person; (2) any  information required to be disclosed in solicitations of proxies with respect to nominees for election of directors by Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and related rules and regulations (including the written consent of the person proposed as a director nominee); (3) a description of all direct and indirect compensation, economic interests and other material monetary arrangements during the past three years, and any other material relationships, between or among such stockholder and each recommended nominee, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination were the “registrant” for purposes of such rule and the recommended nominee were a director or executive officer of such registrant; (4) a description of all relationships between the proposed nominee and the recommending stockholder, and of any agreements, arrangements and understandings between the recommending stockholder and the recommended nominee regarding the nomination; and (5) a description of all relationships between the recommended nominee and any of the Company’s competitors, customers, suppliers, labor unions and any other persons with special interests regarding the Company.

In addition, our Bylaws require such a recommendation to provide specified information with respect to the stockholder recommending a nominee, as well as the beneficial owner, if any, on whose behalf the recommendation for nomination is made.  Such information includes, among other things: (1) the name, address and telephone number of such stockholder, and the name, address and telephone number of such beneficial owner; (2)(A) the class or series and number of shares of the Company owned of record by such stockholder and beneficially by such beneficial owner and the time period such shares have been held, (B) any derivative instruments with respect to Company shares owned by such stockholder or beneficial owner, (C) any proxy or similar arrangement pursuant to which such stockholder or beneficial owner has a right to vote any shares of any security of the Company or has granted any such right to any person or persons, (D) any short interest in any security of the Company, and (E) any other information relating to such stockholder and beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and related rules and regulations. Such notice must also contain certain representations by the stockholder and beneficial owner, as well as certain other information as provided in the Bylaws.

For additional details regarding the requirements with respect to such notices, please see our Amended and Restated Bylaws which were filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 21, 2014.

Stock Ownership and Retention Guidelines

Our Bylaws require each of our directors to be a stockholder and own a minimum amount of our common stock as determined from time to time in a guideline approved by the Board of Directors.  This guideline is designed to encourage our directors to increase and maintain their equity stake in us, and thereby to more closely link their interests with those of our other stockholders.

The Board of Directors has established a guideline that each director own 10,000 shares of vested common stock.  Members of the Board of Directors should accumulate the minimum ownership amount within five years after assuming his or her position.  In addition, the Board of Directors established a guideline for Executive Management such that the CEO should own 100,000 shares of vested common stock and all Executive Vice Presidents own 30,000 shares of vested common stock, each to be accumulated within five years of assuming his or her executive position.  These ownership guidelines are evaluated periodically for appropriate adjustments.

Succession Planning

Management believes our Associates are the core of our strategy, the life blood of our culture, and our greatest competitive advantage. Overseeing talent is a serious responsibility and one that gets our focused attention, nearly every day. Planning leadership succession is of critical importance and is a shared accountability among our executive leadership team.  Quarterly, our executive team conducts an extensive assessment of our Associates to identify internal talent, plan for their development, and also identify potential successors to ensure the continued, smooth operations of the Company and to transfer their institutional knowledge.

The Corporate Governance and Nominating Committee and the entire Board of Directors annually reviews, evaluates and provides governance comments and advice for our CEO and Executive Management talent and leadership development and succession planning program.

CEO Leading Practices Tour

In 2016, our President and CEO, Mark A. Turner, embarked on a learning tour, visiting more than 40 companies from various industries across the country.  He met with executives from these companies to learn more about their leading-edge practices in various areas including:  strategies, digital business models, innovation, changing workforce, and culture. Benefits to the Company of the Tour included: shared learnings with Associates, Management and the Board of Directors; planned implementation of several leading practices ideas; and executive team development and leadership continuity planning in a controlled situation.

Attendance at Board of Director and Committee Meetings, Annual Meeting

All directors are expected to attend the Annual Meeting except for absences due to causes beyond their reasonable control.  All directors were present at last year’s annual meeting.

During the year ended December 31, 2016, the Board of Directors held six meetings.  All of the directors attended more than 75% of the total of: (a) meetings of the Board of Directors and (b) meetings of the committees on which they served during the year.

Transactions with Our Insiders

In the ordinary course of its business, WSFS Bank makes loans to our directors, officers and Associates.  These loans are subject to limitations and restrictions under federal banking laws and regulations and are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to WSFS Bank.  These loans do not involve more than the normal risk of collectability or present other unfavorable features to WSFS Bank.

Board of Directors Role in Risk Oversight

The Board of Directors is responsible for the oversight of the management of our risk exposures to help ensure that the Company is operating within the Board approved risk appetites. The Board of Directors is actively involved in the Strategic Planning process and oversight of our Enterprise Risk Management (“ERM”) function. Comprehensive discussions regarding our appetite for risk and our risk exposures are held with the Board of Directors and Executive Management.  As a result of this involvement, the Board of Directors has concluded that the risk implicit in our strategic plan is appropriate and that expected risks are commensurate with the expected rewards.  The Board of Directors oversees and reviews management’s implementation of systems to manage these risks.  The risk management system is designed to inform the Board of Directors of material risks and create an appropriate enterprise-wide culture of risk awareness.

The ERM function assists management by establishing a unified and strategic approach to identifying and managing current and future risks.  ERM helps monitor, measure, manage and report these risks while continually evaluating our risk/reward dynamic.  The ERM activities include:

•                  Conduct an Enterprise Risk Assessment Summary (RAS) in accordance with the Office of the Comptroller of the Currency’s RAS matrix and industry best practices;

•                  Establish Board-approved risk appetite statements and key risk indicators by major risk area;

•                  Monitor risk metrics (Key Risk Indicators or KRI’s) and report to Executive Management and the Board of Directors three times per year;

•                  Update the RAS three times per year;

•                  Ensure that stress testing and contingency planning on critical business risks are performed;

•                  Key involvement with significant new products, services or activities, as well as conduct resolution and “lessons learned” on major risk events, as needed; and

•                  Continual learning on emerging risks and risk management best practices.

Each committee of the Board of Directors has a role in risk oversight as described in greater detail below in the description of each committee’s role and responsibilities.

The Audit Committee is responsible for, among other things, the following:

•                  Review, with management, the quarterly and annual financial statements including major issues regarding accounting and auditing principles and practices;

•                  Review analyses prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•                  Periodically review, with management, our major financial risk exposures and the steps management has taken to monitor and control such exposures;

•                  Monitor the independence of the public accounting firm;

•                  Ensure Audit Committee members have unrestricted access to the independent accountants (without management present) to review and discuss financial or other matters;

•                  Review and approve the audit plan of the independent accountants and our internal audit department;

•                  Evaluate the effectiveness of both the internal and external audit effort through regular meetings with each respective group;

•                  Determine that no management restrictions are being placed upon either the internal or external auditors;

•                  Review the adequacy of internal controls and management’s handling of identified Sarbanes-Oxley material weaknesses and other control deficiencies in the internal controls over financial reporting, and compliance with laws and regulations;

•                  Review reports issued by outside consultants regarding internal control;

•                  Review quarterly reports issued by our internal Loan Review Department including reports issued by outside consultants regarding quality control reviews of the internal Loan Review Department;

•                  Review periodic written reports regarding regulatory compliance and in-house counsel activities;

•                  Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal control or auditing matters, including procedures for the confidential, anonymous submission by Associates of concerns regarding questionable accounting, internal control or auditing matters;

•                  Ensure that members of the Audit Committee have the expertise required by regulation;

•                  Ensure that the Audit Committee has the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties;

•                  Review all regulatory reports, including examination reports and SEC comment letters and monitor management’s response; and

•                  Review and approve the Information Data Security Policy, annually.

The Chair of the Audit Committee provides reports to the Board of Directors on these items, as needed.  In addition, senior managers from each of our risk areas provide reports, as needed, to the Board of Directors.  These areas include: Investments, Accounting, Auditing, Credit, Human Capital Management, Operations and Technology, Trust and Wealth Management and Retail Operations.

The Personnel and Compensation Committee oversees the executive compensation programs, and reviews and approves an annual report on executive compensation and Associate incentive compensation plans prepared by our risk officers.  The purpose of this review is to: (1) determine that executive officer compensation plans do not encourage those executive officers to take actions that pose an unnecessary and excessive risk that would threaten our value, and (2) determine that Associate incentive compensation plans do not unnecessarily expose us to risks or encourage the manipulation of reported earnings to enhance the compensation of Associates.  The Personnel and Compensation Committee is also responsible for overseeing management’s implementation of compensation programs that comply with applicable regulatory guidance and requirements.  During 2016, the Personnel and Compensation Committee reviewed these reports prepared by our risk officers and determined that our compensation plans and practices do not create risks that are reasonably likely to have a material adverse effect on us.

Board of Directors Committees

There are seven primary committees of the Board of Directors: the Executive Committee, the Corporate Governance and Nominating Committee, the Audit Committee, the Trust Audit Committee, the Personnel and Compensation Committee, the Trust Committee and the Corporate Development Committee.

The following chart shows the current committee membership and the number of meetings each committee held in 2016.

Director	Executive Committee	Corporate Governance and Nominating Committee	Audit Committee	Personnel and Compensation Committee	Trust Committee(1)	Trust Audit Committee(1)	Corporate Development Committee
Anat Bird			C	•		C
Francis “Ben” Brake	•		•	•	•	•	•
Jennifer W. Davis	•	•	•	C		•	•
Donald W. Delson					C		C
Eleuthère I. du Pont	•	C					•
Calvert A. Morgan, Jr.(4)	•	•	•			•	•
Marvin N. Schoenhals(3)	•
David G. Turner		•	•	•		•
Mark A. Turner(3)	C				•		•
Patrick J. Ward(2), (3)	•				•		•
Number of meetings in 2016	25	4	5	5	6	4	4

C= Chair

(1) The Trust Committee and Trust Audit Committee are committees of the Bank.

(2) Mr. Ward joined the Board of Directors as of August 12, 2016.

(3) Mr. Schoenhals, Mr. Turner, and Mr. Ward routinely attend the Governance and Nominating, Audit, Trust Audit, and Personnel and Compensation Committee meetings at the discretion and invitation of the Committee Chairs for the purpose of providing their institutional knowledge and insight.  They do not attend executive sessions or discussions that are personally sensitive to themselves, and do not have voting rights.

(4) Mr. Morgan also serves as a member of the Bank’s Southern Delaware Advisory Board

Executive Committee

The Executive Committee meets as frequently as is necessary and exercises the powers of the Board of Directors between its meetings.  Its primary activities have been to review loan applications needing the approval of the Board of Directors, to review summary credit quality reports, and to review and approve for submission to the Board of Directors for its approval the majority of all policies.

Another important role of the Executive Committee is to review and approve any transactions with insiders.  Under our written policy, the Executive Committee reviews and approves all insider loans or lending relationships.  Any loan granted to an insider in excess of $500,000 requires pre-approval by the Board of Directors, with the interested party (if a director) abstaining from participating directly or indirectly in the voting.  All loans granted to insiders, regardless of the amount, are reported to the Board of Directors.

Corporate Governance and Nominating Committee

Each member of the Corporate Governance and Nominating Committee is “independent” as defined in the listing standards of the Nasdaq Stock Market.  A copy of the Corporate Governance and Nominating Committee Charter as well as our other corporate governance documents can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

The Corporate Governance and Nominating Committee’s role and responsibilities include the following:

•                  Periodically review and assess the adequacy of the Company’s corporate governance, review and consider “best governance practices,” to incorporate into its “Principles of Corporate Governance,” and recommend any proposed changes to the Board;

•                  Seek, identify and interview individuals qualified to become board members for recommendation to the Board;

•                  Recommend competencies, skills and experiences desired for new directors and define the job description and expectations for directors, subject to Board approval;

•                  Authority to retain and terminate any search firm to be used to identify director candidates. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors;

•                  Oversee the proper training and orientation of new directors and continuing education of all directors as appropriate;

•                  Recommend to the Board a slate of director nominees to be presented to the next annual meeting of stockholders;

•                  Recommend to the Board, director nominees to fill vacancies on the Board;

•                  Oversee the election of committee chairs;

•                  In conjunction with Committee Chairs, recommend to the Board, director assignments to Board committees;

•                  Review any proposed changes to Board, Chairman, and Lead Director compensation; and, upon Committee approval, propose any potential changes to the Board of Directors for its review and approval;

•                  Review and recommend any changes to Board stock ownership and retention guidelines;

•                  Annually review its own performance and annually propose a methodology for assessing the performance of other committees and the entire Board. Such assessments shall be discussed with the full Board annually;

•                  Make regular reports to the Board; and

•                  Review and reassess the adequacy of the Committee Charter and recommend any proposed changes to the Board for approval.

Audit Committee

Each member of the Audit Committee is “independent” as defined in the listing standards of the Nasdaq Stock Market and also meets the independence criteria set forth in Rule 10A-3 under the Exchange Act.  Jennifer W. Davis meets the SEC’s definition of financial expert for the Audit Committee.  For bank regulatory purposes, Anat Bird is also considered a banking and financial expert.  A copy of the Audit Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Download Library” and under “View” click on “Corporate Governance”).

The Audit Committee’s role and responsibilities include the following:

•                  Oversee the audit program and reviews our consolidated financial statements, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect our financial statements;

•                  Review examination reports from federal regulatory agencies as well as reports from internal auditors and from the independent registered public accounting firm;

•                  Meet quarterly with the head of the Internal Loan Review Department to review assessments of loan risk ratings and credit administration, as well as the head of the Internal Audit Department, the head of the Compliance Department, and representatives of the independent registered public accounting firm, with and without representatives of management present, to review accounting and auditing matters, and to review financial statements prior to their public release;

•                  Provide oversight to our regulatory compliance activities and our compliance officer who reports directly to the executive in charge of risk;

•                  Review reports of significant litigation matters;

•                  Review the annual risk assessment and other reports (such as Suspicious Activity Reports, Associate Hotline Reports) issued regarding our risk management activities;

•                  Meet annually to review our internal control risk analysis and associated internal audit plan;

•                  Review the process for the selection of the Company’s lead external audit partner pursuant to the rotation policy (five years) that involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion with the full Audit Committee and with members of management; and

•                  Approve the selection of the independent registered public accounting firm and recommend their appointment to the full Board of Directors.

The members of our Audit Committee also serve as members of the Bank’s Trust Audit Committee which provides oversight of the financial accounting and internal control aspects of our Trust and Wealth management initiatives. The Trust Audit Committee met four times during 2016.

It is the policy of the Audit Committee to approve all audit and non-audit services prior to the engagement of the independent registered public accounting firm to perform any service, subject to the following operating procedures:  Each year in connection with the execution of the audit engagement letter, the Audit Committee pre-approves a retainer for additional services that are either audit or audit-related in nature.  These additional services may not exceed 5% of the annual audit fee amount.  For any additional audit or audit-related services to be provided by the independent registered public accounting firm that were not pre-approved in accordance with this procedure, and for which the fees are expected to not exceed 10% of the annual audit fee, the Chair of the Audit Committee can provide pre-approval of the services.  For any additional services where the fees are expected to exceed 10% of the annual audit fee, the pre-approval of the entire Audit Committee is required.  In addition, a retainer for tax consulting services is pre-approved by the Audit Committee.  Any tax consulting services exceeding the retainer amount are approved in accordance with the above procedure.  All fees paid to the independent registered public accounting firm are reported to the Audit Committee in a timely manner.

In connection with the audit of the 2016 financial statements, we entered into engagement letters with KPMG LLP that set the terms by which KPMG performed services for us.

All of the services listed below for 2016 were approved by the Audit Committee prior to the service being rendered as described in the operating procedures above.  The Audit Committee has determined that the non-audit services performed during 2016 were compatible with maintaining the independent registered public accounting firm’s independence.

Audit Fees.  The aggregate fees earned by KPMG LLP for professional services rendered for the audit of our consolidated financial statements included in our annual report on Form 10-K and for the review of the consolidated financial statements included in our quarterly reports on Form 10-Q for the fiscal years ended December 31, 2016 and 2015 were $1,487,000 and $1,286,014 respectively.

Audit Related Fees.  The aggregate fees earned by KPMG LLP for audits of the subsidiaries’ financial statements, due diligence activities on proposed transactions, and research and consultation on financial accounting and reporting matters for the years ended December 31, 2016 and 2015 were $33,000 and $27,000, respectively.

Tax Fees.  The aggregate fees earned by KPMG LLP for professional services rendered for tax compliance, tax advice and tax planning for the years ended December 31, 2016 and 2015 were $76,946 and $69,917, respectively.

All Other Fees.  There were no fees earned by KPMG LLP for professional services rendered other than those listed under the captions “Audit Fees,” “Audit Related Fees,” and “Tax Fees” for the years ended December 31, 2016 and 2015.

Audit Committee Report

The Audit Committee has prepared the following report for inclusion in this proxy statement:

As part of its ongoing activities, the Audit Committee has:

•                  Reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2016;

•                  Discussed with the Company’s independent registered public accounting firm the matters required to be discussed under relevant guidance of the Public Company Accounting Oversight Board (PCAOB), including Auditing Standard No. 1301 — Communications with Audit Committees; and

•                  Received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

The Audit Committee comprised of Anat Bird, Francis B. Brake, Jr., Jennifer W. Davis, David G. Turner and Calvert A. Morgan, Jr., has provided this report.

Personnel and Compensation Committee

Our Board of Directors has determined that the members of our Personnel and Compensation Committee are “independent” as defined by the listing standards of the Nasdaq Stock Market.  Also, the members of the Personnel and Compensation Committee each qualify as independent under Rule 10C-1 under the Exchange Act.

A copy of the Personnel and Compensation Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

Under its charter, the Personnel and Compensation Committee’s role and responsibilities include the following:

•                  Approve performance evaluations, salary adjustments, bonuses, stock awards, perquisites for any officer other than the CEO and President;

•                  Review and make recommendations to the Board for any changes to the CEO’s compensation. In evaluating and determining CEO compensation, the Committee will consider the results of the most recent stockholder advisory vote on executive compensation (“Say on Pay Vote”) required by Section 14A of the Exchange Act. The CEO and President may not be present during voting or deliberations by the Committee on his or her compensation;

•                  Approve any new material changes to annual and long-term incentive plans for the executive management team.  This may include overall plan design, performance criteria, formula computation and calculation of award amounts, such as cash or equity payouts.  In reviewing and making recommendations regarding or approving incentive compensation plans for this group of executives, the Committee will consider the Company’s overall strategy and results of the most recent Say on Pay Vote;

•                  Review and approve incentive plan design features and performance criteria each year to ensure that the plans align with the Company strategy and protect the Company against risk.  The Committee will consider the appropriateness of clawback provisions for every executive cash award or equivalent grant;

•                  Review and discuss with Management, the Company’s Compensation and Discussion and Analysis (CD&A) section and the related executive compensation information to be included in the Company’s annual proxy statement or annual report on Form 10-K.   Determine whether or not to recommend that the CD&A be included in the Company’s annual report on Form 10-K and proxy statement, and produce the compensation committee report on executive officer compensation which is required to be included in the Company’s annual proxy statement in compliance with rules and regulations promulgated by the SEC;

•                  Approve the adoption, administration and expense of certain Associate benefit plans and programs of the Company including 401(k) amendments and technical corrections;

•                  Retain or obtain advice of compensation consultants, independent legal counsel or other advisors (collectively, “compensation advisors”) to assist in matters regarding executive and Board-related compensation; and

•                  Be responsible for the appointment, compensation and oversight of any compensation advisor retained by the Committee.  Reasonable compensation (as determined by the Committee) to its compensation advisors will be provided by the Company.

The Personnel and Compensation Committee approves and recommends to the Board of Directors for final approval:

•                  Any compensation action for the CEO and President (salary increases, bonuses, stock grants, perquisites, etc.).  In evaluating and determining CEO compensation, the Committee will consider the results of the most recent stockholder advisory vote on executive compensation (“Say on Pay Vote”) required by Section 14A of the Exchange Act;

•                  Policies including but not limited to Equal Employment Opportunity and Affirmative Action, Severance and Change of Control, Management Compensation Policy, Business (Luxury) Expenditures Policy, and the Personnel and Compensation Committee Charter; and

•                  Compensation Discussion and Analysis (CD&A), compensation risk assessment and Compensation Committee report portions of the proxy.

Compensation Committee Internal Interlocks and Insider Participation

No member of our Personnel and Compensation Committee is, or formerly was, an officer or Associate of ours.  During 2016, none of our executive officers served on the Personnel and Compensation Committee (or equivalent), or the Board of Directors, of another entity whose executive officer or officers served on our Personnel and Compensation Committee or Board of Directors.

Trust Committee

The Trust Committee is a bank committee that is comprised of members of the Board of Directors of the Bank.  It provides oversight of our trust and investment activities provided by Christiana Trust, the trust division of the Bank.  A copy of the Trust Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

The Trust Committee does the following:

•                  Oversees Christiana Trust in providing trust administration and investment management services;

•                  Adopts appropriate policies and procedures to be observed in offering such services;

•                  Enforces sound risk management practices calculated to minimize risk of loss to WSFS Bank and its customers; and

•                  Reports to the Board of Directors on the activities of Christiana Trust in the conduct of its business.

Corporate Development Committee

The Corporate Development Committee assists the Board of Directors and management in reviewing and assessing potential acquisitions, strategic investments, joint ventures and divestitures.  It meets as frequently as necessary.  A copy of the Corporate Development Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

As part of its ongoing activities, the Corporate Development Committee does the following:

•                  Review and provide guidance to management and the Board with respect to the Company’s transaction strategies;

•                  Provide advice to management in connection with the identification and evaluation of transactions, and the engagement of counsel and advisors;

•                  Authorize management to execute binding and non-binding offers, proposals, letters of intent, definitive agreements and similar offers and documents with respect to proposed transactions.  Any such authorization shall be promptly reported to the entire Board of Directors of the Company at no later than the next full Board meeting;

•                  Provide advice regarding management’s due diligence and integration efforts with respect to proposed transactions and review summary due diligence results;

•                  Cause appropriate periodic evaluations of recent transactions completed by the Company to be conducted, if and as deemed necessary;

•                  Provide a report of its meetings and activities to the Board on a regular basis, and report regularly to the Board on such issues as the Committee may determine are appropriate; and

•                  Review, and change as deemed necessary, its charter, from time-to-time, but no less often than once a year.

Other Corporate Governance Matters

Classified Board Structure

Several years ago, and every year since, our Board of Directors has reviewed the subject of a classified Board of Directors as the result of a request from a stockholder.  Following considerable discussion by our Governance Committee and full Board of Directors concerning the concept of a declassified Board of Directors and related stockholder rights issues, the Board of Directors determined it is in the best interests of our stockholders to maintain a classified Board of Directors.

With the appropriate policies in place, we believe that a staggered board creates alignment between our Corporate Governance policies and the stated philosophy of managing the Company for the long term benefit of all stockholders.

While we believe that the overarching evaluation of a board and management should be the performance of the Company, we also recognize that our classified board structure can create the appearance of entrenchment on the part of a board and management team.  As a result, in the early 1990’s, we eliminated our “poison pill” policy.  In addition, in 2007, we adopted the policy that in an uncontested election, directors who receive votes in favor of their election which represent less than a majority of total votes cast should promptly offer to resign from the Board of Directors.   Another indication of our serious interest regarding this subject is that none of our named executive officers is covered by a formal employment agreement.  We have a severance policy that covers some of those executives, but it is relatively conservative in the amounts that could be paid in the event of a change of control.   Finally, we do have cumulative voting of shares in the election of directors.  In our case, this means that approximately 25% of the ownership can definitely have their voice(s) heard directly at the board table after a director election.

The success of our long term outlook is manifest in that we have generally outperformed our peers over the last generation.  We make this claim based upon the total stockholder return performance discussed in the Compensation Discussion and Analysis section of this proxy statement indicating we have outperformed peer metrics and broader indices in three, five, seven and ten year horizons.  We are proud of our performance record and believe this record reflects the attention that management and the Board of Directors brings to the subject of creating value for its stockholders.  Finally, if there is a need for a stockholder initiated change to the Board of Directors, there is an opportunity to change approximately one-third of the Board of Directors at each election.  If those new directors for some reason cannot make the case clear to the “old board,” then at the next election, stockholders can change another third of the Board of Directors.  That would give a majority of the Board of Directors to new representation.  We think this kind of change, in much less than a two-year period, appropriately balances stockholders’ interests in the ability to send a clear signal of a need for change with the need to understand the continuity of the Company.

Access to and Communication with the Board of Directors

The Board of Directors endeavors to provide ample access and outreach to stockholders through a number of forums.  Stockholders are provided regular updates through press releases and other filings with the Securities and Exchange Commission.  The Board of Directors also solicits dialogue and responds to questions from stockholders at the annual meeting.  Questions can be asked in person or submitted through email at stockholderrelations@wsfsbank.com.  The Board of Directors provides their perspective on selected topics of interest to our stockholders through their “View from the Boardroom” letter in our annual report.  Additionally, the Chairman of the Board periodically attends investor conferences and other roadshows to solicit feedback on corporate governance from institutional stockholders.

PROPOSAL NUMBER 2:  Ratification of the Appointment of Independent Registered Public Accounting Firm

KPMG LLP has served as our independent registered public accounting firm since 1994.  The Board of Directors has appointed KPMG LLP to continue to be our independent registered public accounting firm for the current fiscal year ending December 31, 2017.  The Audit Committee evaluated the selection of KPMG LLP and gave a recommendation to the Board of Directors in favor of KPMG LLP.  We are asking the stockholders to ratify the decision of the Board of Directors to appoint KPMG LLP for the 2017 fiscal year.

Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

To be ratified, the appointment of KPMG LLP as our independent registered public accounting firm must receive a majority of the votes cast on that proposal.  Abstentions and broker non-votes are treated as present for quorum purposes only and therefore have no effect on the outcome of the proposal.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2017.

PROPOSAL NUMBER 3:  Advisory (Non-Binding) Vote Recommending the Frequency of Advisory Votes on Executive Compensation

Section 14A of the Exchange Act requires that our stockholders have the opportunity to recommend how frequently WSFS should provide an advisory vote on our executive compensation, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this proposal, stockholders may indicate whether they would prefer that the advisory vote on our executive compensation occur every one, every two or every three years.

The Company currently holds advisory stockholder votes on executive compensation every three years.  The next stockholder advisory vote is scheduled to occur at the 2018 annual meeting of stockholders.  However, most public companies, including many of our peer companies, hold advisory votes on executive compensation every year.  We believe that an annual vote gives stockholders the opportunity to react promptly to emerging trends in compensation and provide feedback before those trends become pronounced over time, while also giving the Board and the Personnel and Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of ongoing stockholder feedback. Accordingly, the Board of Directors has determined to recommend that you vote for a frequency of every year for the stockholder advisory vote on executive compensation.

The purpose of our compensation policies and practice remains to attract, motivate and retain experienced, highly-qualified executives critical to our long-term success and enhancement of stockholder value.  As described in the Compensation Discussion and Analysis section of this proxy, our executive compensation program is designed to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation.  As a result, we grant awards with multi-year performance and service periods to encourage our executive officers to focus on long-term, sustainable performance and our safety and soundness.

You are presented with four choices for the frequency of the advisory vote on executive compensation: (1) every year, (2) every two years, (3) every three years or (4) abstain.  You are not voting on the approval or disapproval of management’s frequency recommendation. The option of one year, two years or three years that receives the highest number of votes cast by the stockholders will be the frequency for the advisory vote on executive compensation that has been recommended by the stockholders. The Board of Directors will take into account the outcome of the vote when considering how frequently to provide an advisory vote on executive compensation in the future. However, because this vote is advisory and not binding on the Board or WSFS, the Board may decide that it is in the best interests of WSFS and its stockholders to select a frequency of advisory vote on executive compensation that differs from the option that receives the highest number of votes from stockholders.

The Board of Directors recommends that stockholders vote for a frequency of every “ONE YEAR” on the proposal recommending the frequency of advisory votes on executive compensation.

EXECUTIVE COMPENSATION

Forward-Looking Statements

The following Compensation Discussion and Analysis, contains estimates, predictions, opinions, projections and other statements that may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, references to our financial goals, management’s plans and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations.  Such forward-looking statements are based on various assumptions (some of which may be beyond our control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated.

Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which we operate, including an increase in unemployment levels; our level of non-performing assets;  the volatility of the financial and securities markets, including changes with respect to the market value of financial assets; changes in market interest rates which may increase funding costs and reduce earning asset yields thus reducing margin; increases in benchmark rates would also increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated; changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations being issued in accordance with this statute and potential expenses and elevated capital levels associated therewith; possible additional loan losses and impairment of the collectability of loans; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations, may have an adverse effect on business; possible rules and regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact our business model or products and services; possible stresses in the real estate markets, including possible continued deterioration in property values that affect the collateral value underlying our real estate loans; our ability to expand into new markets, develop competitive new products and services in a timely manner, and to maintain profit margins in the face of competitive pressures; possible changes in consumer and business spending and saving habits could affect our ability to increase assets and to attract deposits; our ability to effectively manage credit risk, interest rate risk market risk, operational risk, legal risk, liquidity risk, reputational risk, and regulatory and compliance risk; the effects of increased competition from both banks and non-banks; the effects of geopolitical instability and risks such as terrorist attacks; the effects of weather and natural disasters such as floods, droughts, wind, tornados and hurricanes, and the effects of man-made disasters; possible changes in the speed of loan prepayments by our customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in documents filed by us with the Securities and Exchange Commission from time to time.

Forward looking statements are as of the date they are made, and we do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of us.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Personnel and Compensation Committee (the “Committee”) provides Board of Director oversight and guidance for executive compensation and related benefits.  To assist with its responsibilities, the Committee regularly receives reports and recommendations from its independent consultant, ChaseCompGroup, LLC.  Our executive compensation program reflects our pay-for-performance philosophy and is designed to align the interests of senior management with our stockholders and our long-term success.

Our general compensation philosophy is as follows:

•                  We strive to be competitive in base pay, taking into consideration salaries of similar positions at comparable banks in our peer group, allowing for exceptions in exceptional circumstances;

•                  We structure our incentive compensation system to provide rewards for performance that reflects our strategic plan and balances executives’ focus on both annual goals and our long-term success, without creating undue risk; and

•                  Our total compensation for expected performance levels is targeted at levels similar to those of our peer group of comparable banks.  For exceptional performance, we provide total compensation reflecting that exceptional performance.

•                  Our executive compensation practices support good governance and mitigate excessive risk-taking. Among other things, they:

•                  Require significant share ownership for senior executives;

•                  Establish multiple performance metrics under the Management Incentive Program (MIP) which discourage excessive risk-taking by executives by removing incentives that focus on single performance goals which may be a detriment to the Company;

•                  Balance executives’ short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results;

•                  Impose a double-trigger for time based equity awards which do not vest solely upon a change in control, but also require a qualifying termination following a change in control;

•                  Engage an independent compensation consultant who performs no other work for the Company other than as an advisor on senior leadership compensation matters;

•                  Include a claw-back provision permitting the Personnel and Compensation Committee to recoup certain incentives paid resulting from fraudulent activity, inaccurate performance criteria or reporting, or financial restatements;

•                  Have no employment contracts with executives which contain special severance payments such as golden parachutes or multi-year guaranteed bonuses;

•                  Have no special executive retirement programs;

•                  Have no gross-up payments to cover personal income or excise taxes that pertain to executive or severance benefits;

•                  Have no excessive perquisites for executives;

•                  Allow no hedging, pledging collars, short sales or other derivative transactions involving our Common Stock by our executives;

•                  Permit no cash buyout, re-pricing or backdating of stock options or restricted shares; and

•                  Prescribe a minimum vesting period of four years for awards of options and restricted shares.

Our goal is to be a high-performing company, and we designed our compensation package toward attracting and retaining high-quality individuals, and motivating and rewarding them for strong performance.

Our 2016 compensation practices were consistent with our long-term focus which, over the past several years, has produced a positive return to our stockholders and exceeded peer and broader market averages.  The graph and table which follow show the cumulative total return on our Common Stock over the last five years compared with the cumulative total stockholder return of the Dow Jones Total Market Index and the Nasdaq Bank Index over the same period as obtained from Bloomberg L.P.  Cumulative total return on our Common Stock or the indices equals the total increase in value since December 31, 2011, assuming reinvestment of all dividends paid into the Common Stock or the index, respectively.  The graph and table were prepared assuming $100 was invested on December 31, 2011 in our Common Stock and in each of the indices.  There can be no assurance that our future stock performance will be the same or similar to the historical stock performance shown in the graph below.  We neither make nor endorse any predictions as to stock performance.

CUMULATIVE TOTAL SHAREHOLDER RETURN

COMPARED WITH PERFORMANCE OF SELECTED INDEXES

December 31, 2011 through December 31, 2016

	December 31, 2011 through December 31, 2016
	Cumulative Total Return
	2011	2012	2013	2014	2015	2016

WSFS Financial Corporation	$100	$117	$220	$220	$280	$403
Nasdaq Bank Index	100	117	168	176	192	265
Dow Jones Total Market Index	100	114	155	175	175	197

Consistent with our long-term focus, we set aggressive, measurable goals. We are accountable for achieving those goals as demonstrated in our competitive “pay-for-performance” philosophy. Our executive incentive compensation plans, which include our MIP, covering our Named Executive Officers (NEOs): (i) focus on performance measures that are important to stockholders, (ii) do not promote inappropriate risk, (iii) use fundamental indicators of our performance, growth and health, and (iv) take into consideration industry peer comparisons.  The performance measures used in our incentive compensation plans are: Return on Average Assets (ROA), Return on Average Tangible Common Equity (ROTCE) and Earnings per Share (EPS) growth.  ROTCE is computed by dividing net earnings allocable to common stockholders by the average tangible common stockholders’ equity.  It is a non-GAAP financial measure and may not be comparable to similar non-GAAP financial measures used by other companies.  In addition, where appropriate, some individual goals for our executives in our MIP are tied to asset quality or other operational metrics.  While asset quality is not a MIP metric, we believe it is inherently measured in these goals and in our internal policies and governance and in our regulatory exams.    The Personnel and Compensation Committee also reserves the right to recover (“claw-back”) any incentives that were paid due to fraudulent activity, inaccurate performance criteria or reporting, or financial restatements.

Based, in part, on input from the Committee’s compensation consultant, we believe our compensation plans incorporate industry-recognized “best practices” in compensation and are consistent with our corporate strategy and long-term goals. They include competitive pay-for-performance standards that are scaled based on increased ROA performance and which promote retention.  In one plan, Executive Management is increasingly rewarded with restricted stock or stock options for superior absolute performance, as indicated by reaching annual ROA, ROTCE and EPS targets.  Vesting over at least four years means these awards do not inure to the benefit of the NEO immediately, but over an extended period of time.  Likewise, the cost of such awards is spread over an extended multi-year period.

2016 — Overview

In 2016 our region continued to see indications of economic stability and recovery.  The Personnel and Compensation Committee considered the state of the economy, the competitive environment in our marketplace, the demand for seasoned talent and the retention of our executive leadership team when making 2016 executive compensation determinations.

We grew both organically and through acquisition in 2016. The majority of our organic growth in 2016 continued to come from market share gains rather than economic growth.  Customers of our larger in-market competitors continue to see the benefits that WSFS has to offer with local decision making and creating stellar service experiences.  In the Delaware market, WSFS ranked third in traditional deposit bank market share and continued to gain momentum; among those ranked in the top four (for market share), WSFS had the highest growth percentage (based on FDIC data reported as of June 30, 2016).  In the Pennsylvania market, WSFS ranked eleventh in traditional deposit bank market share and surpassed $1 billion in deposits based on FDIC data reported as of June 30, 2016. In addition, WSFS had 29 total offices in southeastern PA as of December 31, 2016.

As the regional marketplace rebounds economically, we continue to have success in strengthening our reputation as the oldest and largest independent community bank and trust company headquartered in the Delaware Valley.  In 2016, we were once again honored on several occasions and with various awards and honors.  We value such recognition as they can validate our business model and tells us that our strategy is working.  The following are a few of the awards we earned:

•                  2016 Gallup Great Workplace Award;

•                  Top Workplaces in Delaware for the 11th year in a row;

•                  Top Workplace, as surveyed by philly.com for the 2nd year in a row;

•                  Readers’ Choice as Best Bank in Delaware and in Delaware County, Pennsylvania;

•                  2016 Bank & Thrift “Sm-All Star” by Sandler O’Neill + Partners;

•                  25th spot on the 2016 Bank Director’s scorecard for national rankings of banks with assets between $5B-$50B; and

•                  Nominated by BAI as a finalist for the Innovative Community Bank Award.

Also WSFS was the cover story for the March 2016 American Banker.  The title of the article was “A Community Banker’s Guide to Surviving the Next 184 Years” and featured an in-depth interview with Mark Turner, President and CEO.

In 2016, for the sixth year in a row, we showed significant improvement compared to the prior year.  We reported GAAP net income of $64.1 million and an ROA of 1.06%. Solely for the purpose of our incentive plans, we made a “quality of earnings” adjustment to our incentive plan metrics which, consistent with past years and industry practice, excluded corporate development costs.  On this adjusted basis, ROA for purposes of our incentive plan was  1.16%, ROTCE was 13.83% EPS growth over 2015 was 10.3%.  For a more detailed discussion of our “quality of earnings” adjustment, see “Quality of Earnings Review” on page 37.

Compensation considerations for 2016

The components of 2016 executive compensation were base salary, cash incentive and bonus, long-term incentive compensation and benefits.  The Personnel and Compensation Committee and management discussed the ongoing risks to our organization with regard to motivating and retaining our executive team.  In 2016, the Committee removed the MIP modifier (which allowed a 10% adjustment to MIP payouts) based on WSFS performance relative to peers, which was a supplemental feature of the existing MIP plan. This modifier was removed as the Committee found the formula restrictive and ineffective in giving the Committee the flexibility to reward executives for extraordinary performance on activities outside the MIP goals or to reduce MIP awards due to lack of performance.  The MIP continues to provide the Committee discretion to approve MIP bonus payouts less than (but not greater than) the amount earned under the MIP.  Also, the Committee understands that at times Management needs to focus on activities or opportunities that arise throughout the year.   As a result, the Committee has agreed to consider paying discretionary bonuses outside of the MIP plan, on a case by case basis, after review of Company and individual performance at the end of a year.

The Committee did not conduct a formal executive compensation review during 2016 as it had conducted a comprehensive executive pay study in the fourth quarter of 2015.  During 2016, the Personal and Compensation Committee also reviewed an analysis conducted by our Chief Risk Officer and concluded that our compensation program is balanced and does not encourage imprudent risk taking.

Our 2016 results reflected strong performance relative to our peers as well as against WSFS’s strategic objectives.  Our executive’s 2016 compensation reflects these results, and considering the total mix of compensation, we believe 2016 executive compensation is: (1) consistent with our pre-established pay-for-performance plans, (2) reasonable in light of payment levels for companies in our Compensation Peer Group (“CPG”) and (3) consistent with our 2016 results, both in absolute terms, and in comparison to prior years’ results and incentives.

We also evaluate whether our compensation programs reflect the interests of our stockholders through their non-binding vote, which we take into careful consideration for future executive compensation decisions.  In 2015, by their advisory (non-binding) vote, 98.7% of voting stockholders approved the compensation of, and compensation arrangement for, our named executive officers.

Named Executive Officers (NEOs)

The table below shows our NEOs for 2016.

Name and Title
Mark A. Turner — President and Chief Executive Officer
Dominic C. Canuso(1) — Executive Vice President and Chief Financial Officer
Peggy H. Eddens — Executive Vice President and Chief Human Capital Officer
Paul D. Geraghty, Sr. — Executive Vice President and Chief Wealth Officer
Rodger Levenson(2) — Executive Vice President and Chief Corporate Development Officer
Richard M. Wright — Executive Vice President and Chief Retail Banking Officer

(1) Mr. Canuso’s first day of employment with the Company was June 13, 2016

(2) Mr. Levenson served as interim Chief Financial Officer from January 1, 2016 through June 12, 2016

The Role of the Personnel and Compensation Committee of the Board of Directors

The Personnel and Compensation Committee serves the full Board of Directors by providing oversight and guidance with respect to personnel and compensation policies and practices.  Also, the Personnel and Compensation Committee provides oversight to management so that we create and maintain competitive programs which attract, develop, motivate, reward and retain Associates committed to superior performance and the highest professional and ethical standards.  The Committee ensures that personnel and compensation policies support our strategic mission and comply with all applicable legal and regulatory requirements.  It also reviews and considers the results of stockholders’ advisory votes on executive compensation.  See page 22 for a complete description of the role of the Personnel and Compensation Committee.

The Role of Management in Executive Compensation

Our CEO and our Chief Human Capital Officer provide recommendations for the Personnel and Compensation Committee’s consideration and manage our compensation programs and policies.  Their activities include:

•                  Assisting the Committee and its independent compensation consultant as requested, with executive compensation reviews, incentive program designs, risk assessments of compensation programs and preparation for meetings;

•                  Based upon data provided by the Personnel and Compensation Committee, reviewing compensation programs for competitiveness and aligning compensation programs with our strategic goals;

•                  Recommending changes to compensation programs to the Personnel and Compensation Committee, where appropriate; and

•                  Recommending pay levels and incentive plan payments for NEOs, except for the CEO.

The CEO excuses himself from all Personnel and Compensation Committee and Board of Director discussions of his compensation level.  As a practical matter, he may discuss the formula by which his and other executives’ incentive compensation is structured, but does not participate in decisions regarding his awards or changes to his own compensation.

The Role of Stockholder Say-on-Pay Votes

Our Board of Directors, Personnel and Compensation Committee and management value the opinions of our stockholders, including their advisory votes regarding the compensation paid to our named executive officers, which are often referred to as “Say-on-Pay” votes.  At our 2011 Annual Meeting, a majority of our stockholders voted, on an advisory basis, in favor of holding Say-on-Pay votes every three years and revisiting this frequency every six years.  Our Board of Directors and Personnel and Compensation Committee considered these results, among other factors, and determined that we will follow our stockholders’ preferred frequency for conducting Say-on-Pay votes.  The next required vote on the frequency of advisory Say-on-Pay votes will occur during the upcoming 2017 Annual Meeting.

Our last advisory Say-on-Pay vote was conducted in 2015 and was approved by 98.7% of the votes cast.  Pursuant to our say-on-pay practice, the next advisory Say-on-Pay vote will occur at our 2018 annual meeting of stockholders.  Although the advisory Say-on-Pay vote is non-binding, our Personnel and Compensation Committee has considered the outcome of previous votes when making compensation decisions for named executive officers.  Our Personnel and Compensation Committee believes that these votes evidence our stockholders’ support for our approach to executive compensation and took this support into account in deciding not to alter the overall compensation plan and program for 2016.  Our Personnel and Compensation Committee will continue to consider the outcome of the Say-on-Pay votes when making future compensation decisions for our named executive officers.

The Role of Consultants

For 2016, the Personnel and Compensation Committee worked with ChaseCompGroup LLC and successor firm (see below), an independent executive compensation consulting firm specializing in the financial services industry.  For 2016, the Committee engaged them to review our executive compensation program, calculate MIP awards, and test opportunity levels under our short and long term incentive plans.   ChaseCompGroup reports directly to the Personnel and Compensation Committee and does not provide any non-compensation related services or products to the Committee nor does it provide any services to us.  The Personnel and Compensation Committee has worked with the same consultant, Diana Chase, since 2007, under previous firm names.  Over these years the consultant has provided the Personnel and Compensation Committee with advice on market competitive pay for executives and directors.  In addition to executive benchmark analyses, ChaseCompGroup has assisted us with the executive annual and long-term incentive programs, compliance and industry best practices. The aggregate amount paid to our independent compensation consultant represented .013% of our total revenue for 2016.  In retaining its consultant, the Personnel and Compensation Committee considered the factors set forth in Rule 10-C-1 under the Exchange Act, and determined that there were no conflicts of interest that would preclude the Personnel and Compensation Committee’s use of the consultant.  For example, no member of the Personnel and Compensation Committee or any executive officer has a personal relationship with Diana Chase or any member of the ChaseCompGroup, or a business relationship other than in connection with the services described in this proxy statement.  Neither Diana Chase nor the ChaseCompGroup owns WSFS stock.  ChaseCompGroup was acquired in late 2016 by Arthur J Gallagher.  Arthur J Gallaher does not provide any other consulting services to WSFS nor does any of its consultants own WSFS stock or have personal relationships with the Board or Management.

Peer Group and Benchmarking

Approximately every three years, the Personnel and Compensation Committee engages an independent consultant to conduct a formal review of our executive compensation program.  As discussed above, a comprehensive review was conducted in late 2015 by the ChaseCompGroup.  Prior to the 2015 review, ChaseCompGroup last performed a review in late 2013.  The Personnel and Compensation Committee requested this review to assess competitive compensation levels for its executives and the Board of Directors.

When benchmarking compensation the Personnel and Compensation Committee uses a Compensation Peer Group (“CPG”) that is representative of those companies with whom we compete for talent.  By using this peer group, it provides a targeted assessment of the compensation practices for publicly traded peer companies, as we cannot readily obtain compensation data from private companies.  The CPG allows us to compare our compensation to other banks that have a similar business model, size and geographic locations and helps us align base compensation, incentives and equity awards with our compensation philosophy.

The banks in our 2016 CPG were updated from those used in the 2015 CPG, although 95% were the same banks. One new bank (*asterisked below) was added in 2016 to substitute for a previous peer bank that was acquired.   The organizations comprising the CPG provided a data set of peers comparable to our size, business model and location and reflected the following:

•                  Located within our geographic area, including: MD, NJ, NY, PA, and VA;

•                  Total assets as of December 31, 2016 were between $3.7 billion and $9.6 billion;

•                  Median total assets were approximately $6.7 billion, which is within less than 1% of our own asset size; and

•                  Like WSFS, several metropolitan-based and coastal banks.

Listed below are the companies included in our CPG and their total assets as of December 31, 2016.

				Total Assets at	Return on
				December 31, 2016	Average Assets
Company Name		Ticker	State	($000)	2016 (%)
1	Northwest Bancshares, Inc.	NWBI	PA	9,623,640	0.55
2	Provident Financial Services, Inc.	PFS	NJ	9,500,465	0.95
3	Customers Bancorp, Inc.	CUBI	PA	9,382,736	0.86
4	NBT Bancorp Inc.	NBTB	NY	8,867,268	0.92
5	Community Bank System, Inc.	CBU	NY	8,667,564	1.20
6	Union Bankshares Corporation	UBSH	VA	8,426,793	0.96
7	TowneBank	TOWN	VA	7,973,915	1.00
8	S&T Bancorp, Inc.	STBA	PA	6,943,053	1.08
9	Eagle Bancorp, Inc.	EGBN	MD	6,890,097	1.52
10	First Commonwealth Financial Corporation	FCF	PA	6,684,018	0.89
11	Tompkins Financial Corporation	TMP	NY	6,236,756	1.01
12	Flushing Financial Corporation	FFIC	NY	6,058,487	1.10
13	Dime Community Bancshares, Inc.	DCOM	NY	6,005,430	1.31
14	Beneficial Bancorp, Inc.	BNCL	PA	5,738,593	0.47
15	Lakeland Bancorp, Inc.	LBAI	NJ	5,093,131	0.90
16	Sandy Spring Bancorp, Inc.	SASR	MD	5,091,383	1.02
17	TrustCo Bank Corp NY	TRST	NY	4,868,806	0.89
18	Kearney Financial Corp. (MHC)	KRNY	NJ	4,500,059	0.36
19	ConnectOne Bancorp, Inc.*	CNOB	NJ	4,426,348	0.73
20	Oritani Financial Corp.	ORIT	NJ	3,669,338	1.50
	Average			6,732,394	0.96
	25th Percentile			5,092,694	0.88
	50th Percentile			6,460,387	0.96
	75th Percentile			8,486,986	1.09
	WSFS Financial Corporation	WSFS	DE	6,765,270	1.06

	Percentile Rank of WSFS Financial Corporation by Asset Size			55th%	69th%

WSFS had a strong year in 2016 and performed very well relative to our CPG as shown in the table above.  Performance is one factor in selecting our CPG as well as market and asset size.   While we set our goals for our incentive plans based on our internal financial plan, we note that our financial plan and target goals are generally set well above the median of our peers on several criteria.  In fact, during 2016 we performed at the 69th percentile of this peer group based on ROA, even before adjusting ROA upward for our quality of earnings adjustment.  We discuss our performance against our 2016 incentive plan further under the section entitled “Measuring Actual Performance and Calculating Incentive Payments” on page 38.

Elements of Compensation

In the following section, we describe the elements of our NEO compensation.  It includes a discussion of how we determine the amounts for each element, why each element is included in our NEO compensation program and the actual payments resulting from our pay-for-performance incentive programs.

Base Salaries

Why We Provide Base Salaries

We offer base salaries to provide a stable source of income to our NEOs.  Base salaries also serve as a base amount for the determination of our pay-for-performance programs and serve as a significant tool for recruiting, motivation and retention.

How We Determine Base Salary Amounts

We establish base salaries and assess market competitiveness by comparing our executives’ qualifications, experience and responsibilities as well as their individual performance and value, to similar positions at banks in the CPG.  Additional factors that play a role in setting the final base salary amount for NEOs are as follows:

•                  Special circumstances related to staffing needs and market situations;

•                  Levels of compensation provided from other compensation components; and

•                  Additional responsibilities taken on by the Executives.

When determining base salary amounts for a newly hired NEO, we incorporate the following additional factors:

•                  The prior incumbent’s salary;

•                  The successful candidate’s salary history;

•                  Any market-based data provided by the external recruiter retained for the search; and

•                  The salary requirements of other candidates being considered for the position who have a similar level of experience.

Consistent with national market data provided by ChaseCompGroup and in line with our overall company-wide merit pool, four of our NEOs received a 3% merit increase in base salary for 2017.  Our Chief Human Capital Officer received a 17% merit increase in 2016 due to her expanded role as Chief Strategy Officer.  In 2017, we increased our Chief Human Capital Officer’s salary another 10% which is consistent with our policy to generally pay base salaries at the 50th percentile of the Company’s peer group and takes into consideration each executive’s experience and expertise and added roles and responsibilities.  Our Chief Financial Officer was hired in 2016 at which time his initial salary was negotiated.   In 2017 our CFO received a 7% merit increase, which was designed to reflect his initial performance and move him closer to the market median over the next few years. The Board approved NEO base salary increases as indicated below.

BASE SALARY

		2016 to 2017		2015 to 2016
		%		%
Name and Principal Position	2017	increase	2016	increase	2015
Mark A. Turner President and Chief Executive Officer	$695,369	3%	$675,115	5%	$624,240
Dominic C. Canuso Executive Vice President and Chief Financial Officer	337,000	7%	315,000	n/a	n/a
Peggy H. Eddens Executive Vice President and Chief Human Capital Officer	341,000	10%	310,000	17%	265,300
Paul D. Geraghty, Sr. Executive Vice President and Chief Wealth Officer	331,600	3%	321,900	3%	297,600
Rodger Levenson Executive Vice President and Chief Corporate Development Officer	371,300	3%	360,500	3%	339,700
Richard M. Wright Executive Vice President and Chief Retail Banking Officer	359,100	3%	348,600	3%	328,500

Annual Incentives

Our executives are eligible for an annual award under our MIP. We designed the MIP to reward executives for excellence in performance on key financial metrics determined by the Board and its Personnel and Compensation Committee, as well as each executive’s performance and contribution in his or her area of responsibility.  The Personnel and Compensation Committee also retains the discretion to provide special recognition bonuses outside the MIP to take into consideration special performance events or other performance-based circumstances.  For 2016, the Personnel and Compensation Committee exercised this discretion and approved recognition bonuses to our executives, as more fully described in our discussion of the “Summary Compensation Table” on page 43.

Why We Provide Annual Incentives

Our compensation program includes an annual performance-based award.  The objective is to compensate executives based on achievement of Company-wide and individual goals related to building franchise and stockholder value. The award is intended to reward current performance which is also in line with our long-term goals and to motivate the executive to achieve high-performing results.

How We Determine Annual Incentive Amounts

The structure of our annual incentive plan includes: setting Company-wide goals; setting individual performance goals; weighting the goals; providing incentive opportunities to NEOs; and measuring actual performance and calculating incentive awards.

•                  Setting Company performance goals

Each year the Personnel and Compensation Committee reviews our metrics and establishes Company-wide targets on the chosen metrics.  In selecting the metrics, the Personnel and Compensation Committee considers our short-term and long-term business strategy, the current business environment and the interests of stockholders.  The following metrics of our performance were chosen for 2016 and, with the exception of a change in 2013 from “Return on Equity” to “Return on Tangible Common Equity,” we remained consistent with those selected in the previous several years.  They were:

1.              Return on average assets (ROA)

2.              Return on average tangible common equity (ROTCE)

3.              Earnings per share (EPS) growth

The Company reviews and adjusts, as necessary, performance metrics at the onset of a new performance period to ensure they continue to reflect our business strategy and market best practices.  This review process helps ensure that company-wide goals used for incentive plans support the Company’s overall strategy, accommodate any shifts in strategy from year-to-year or during market changes and reflect past experiences and best practices.  For 2016, the Personnel and Compensation Committee, working with the ChaseCompGroup, believed it was appropriate and in the best interests of stockholders to maintain the structure of the plan, while modifying the absolute levels of performance for each of these metrics.  As discussed in “Compensation Considerations for 2016” at page 31, in 2016, the Personnel and Compensation Committee and the Board of Directors removed the 10% MIP modifier as a supplemental feature of the existing 2016 MIP plan.  The Personnel and Compensation Committee will maintain the ultimate discretion to modify awards downward if some other threshold level is not achieved. Examples of potential events or factors that the Personnel and Compensation Committee may take into account in reducing or eliminating awards include, but are not limited to: downgrading of the Bank’s CAMELS rating, imposition of regulatory enforcement actions, or excessive non-performing assets.

In addition, as in the past, the Personnel and Compensation Committee reserves the right to recover (“claw-back”) any incentives that were paid due to fraudulent activity, inaccurate performance criteria or reporting, or financial restatements.

Claw-back Provision

NEOs are subject to a claw-back provision under which the Personnel and Compensation Committee may require them to forfeit and repay any bonus, award or incentive compensation paid under a benefit plan to the extent that such bonus, award or incentive compensation was due to fraudulent activity or was based on statements of earnings, revenues, gains, the performance metric criteria of a benefit plan or other criteria that were later found to be materially inaccurate by the Personnel and Compensation Committee.

Quality of Earnings Review

We  conduct a “quality of earnings” review under which we evaluate any unusual, one-time items greater than $2 million, after tax, which impact cash, equity and earnings, and considers them for adjustments for the purposes of calculating earnings for the MIP.  Any “quality of earnings” evaluations are made with a strong bias towards ensuring that management is accountable for reported results.  For 2016, our review concluded that $5.9 million ($8.5 million pre-tax equivalent) in corporate development costs, largely related to the acquisition of Penn Liberty Financial Corporation, should be excluded from the calculation of earnings for purposes of our MIP.  As a result, solely for the purpose of computing MIP awards, our adjusted ROA was 1.16%, adjusted ROTCE was 13.83% and adjusted growth in EPS over 2015 was 10.3%.

In 2015, 2014, and 2013 we also made adjustments to come to MIP earnings.  For 2015, we excluded $5.5 million ($7.6 million pre-tax equivalent) in corporate development costs, largely related to the acquisition of Alliance Bancorp, Inc.  For 2014, we excluded a $6.7 million tax benefit ($10.3 million pre-tax equivalent) related to our reverse mortgage assets and $4.0 million (pre-tax) of corporate development costs.  For 2013, we excluded a $2.5 million after-tax gain resulting from a reverse mortgage consolidation.

•                  Setting individual performance goals

At the beginning of the year, each NEO who reports to the CEO develops individual performance goals for the year consistent with that year’s financial plan and the current three-year strategic plan, as well as for personal professional growth.  These goals are submitted to the CEO for review, amendment and approval.  Through an iterative, collaborative effort, these NEOs and the CEO agree to the final individual performance goals.  Individual performance goals are tailored to each NEO’s function and particular area of responsibility, and may cover a wide variety of performance, including, by way of example, financial performance, customer engagement, operational milestones and other matters.

The MIP measures the performance of the CEO solely on Company-wide goals.  However, the Board of Directors also establishes individual performance expectations for the CEO in addition to those associated with the MIP.  These performance expectations are established by the Personnel and Compensation Committee after a review, discussion and approval of recommendations submitted by the CEO.  The Committee assesses the performance of the NEO as compared to these performance expectations when annual salary adjustments are being considered.

•                  Weighting the goals

The Personnel and Compensation Committee believes the more senior the rank of the executive, the more responsibility that executive has for Company-wide performance.  As a result, for the more senior executives, Company-wide performance measurement criteria play a larger role in determining the amount of incentive awards.  Individual and business unit performance goals play a larger role in determining the amount of the incentive award for less senior executives.  For 2016, the weighting percentage for the CEO was 100% for Company-wide performance.  For 2016, the weighting percentage for each of the EVPs was 75% for Company-wide performance and 25% for individual performance, reflecting his or her role in strategic matters.  The weightings for the CEO and EVPs will not change for 2017.

MIP awards are calculated using these percentage allocations.  For example, in 2016, the MIP award for Mr. Turner, our CEO, was based entirely on Company-wide financial performance.  Although he has individual performance goals, it is the Company-wide metrics that determine his annual incentive (MIP) award.   The Personnel and Compensation Committee has final discretion to determine the amounts of final award payouts to all our NEOs, with the exception of the CEO, which is at the recommendation of the Personnel and Compensation Committee and at the final discretion of the full Board of Directors.

•                  Providing incentive opportunities to NEOs

The table below shows NEO annual non-equity (cash) incentive opportunities for 2016 under the MIP as a percentage of base salary.  When setting MIP goals, the Personnel and Compensation Committee took into consideration the opportunity levels for similar positions within the CPG companies along with our philosophy of linking pay to performance.  If we meet our Company-wide performance criteria and/or the NEOs achieve their individual performance criteria, we would provide awards as shown in the table.  A proportional approach (interpolation) is used to calculate incentive payouts for the performance results that fall between threshold, target and stretch levels.  Levels for “Minimum,” “Target” and “Stretch” for all NEOs in 2016 were unchanged from 2015 levels.  The Committee believes the greater the alignment of performance weightings with Company-wide goals, and the more objectivity that exists in plan administration, the more likely it will be that incentive payments will be commensurate with an overall improvement in our performance.  The Committee is reviewing the opportunity levels for 2017 under the MIP as a percentage of base salary, and may adjust such opportunity levels to ensure the Company’s incentive opportunities reflect median levels at banks in its CPG.

MIP 2016 Annual Non-Equity Award Opportunity as a Percent of Base Salary

Name and Principal Position	Minimum	Target	Maximum or Stretch
Mark A. Turner President and Chief Executive Officer	25.0%	50%	120%
Dominic C. Canuso(1) Executive Vice President and Chief Financial Officer	17.5%	40%	90%
Peggy H. Eddens Executive Vice President and Chief Human Capital Officer	17.5%	40%	90%
Paul D. Geraghty, Sr. Executive Vice President and Chief Wealth Officer	17.5%	40%	90%
Rodger Levenson Executive Vice President and Chief Corporate Development Officer	17.5%	40%	90%
Richard M. Wright Executive Vice President and Chief Retail Banking Officer	17.5%	40%	90%

(1)              Mr. Canuso’s first day of employment with the Company was June 13, 2016; therefore his 2016 award opportunity was subject to a negotiated minimum and proration adjustment.

Timing of MIP Annual Awards and IRS Section 409A Requirements

Payment of annual incentive awards under the MIP occurs no later than March 15th of the year following the performance period.  This timing usually provides ample opportunity for the finalization of year-end performance results as well as maintaining compliance with the short-term deferral exception under Section 409A requirements of the Internal Revenue Code.

Measuring Actual Performance and Calculating Incentive Payments

The following is a summary of our Management Incentive Plan (MIP) design:

•                  A proportional approach (interpolation) will be used to calculate incentive payouts for the performance results that fall between threshold, target and stretch levels;

•                  The Company will conduct a “quality of earnings review” to consider adjustments from GAAP reported earnings to MIP earnings;

•                  Award opportunities will be based on specified percentages of base salary for Threshold, Target and Stretch achievement by NEOs; and

•                  Other elements of the plan design, as described above.

The table below shows our 2016 actual results for the three performance goals used for incentive awards under the 2016 MIP. Our score is calculated by determining the average of scoring for our performance against ROA, ROTCE and earnings per share growth (for 2016, adjusted upward for “quality of earnings” adjustments) versus pre-established performance targets.  A numerical value is interpolated based on a score of 1 for “threshold,” 2 for “target” and 3 for “stretch.”  This score is applied to the payout percentages, and a payout is calculated. The individual performance score is calculated similarly.

2016 MIP Company-Wide Performance Goals and Results

				2016
Goal	Threshold	Target	Maximum or Stretch	WSFS Results	Result
Return on Assets (ROA)	1.00%	1.17%	1.25%	1.16%	Near Target
Return on Tangible Common Equity (ROTCE)	11.0%	12.9%	14.0%	13.8%	Above Target
Earnings Per Share (EPS) Growth	10.0%	11.2%	12.0%	10.3%	Below Target
				Aggregate Result	Target

As the table above shows, for the purposes of the MIP, our Return on Assets was 1.16% in 2016, our Return on Tangible Common Equity was 13.8%, and our growth of Earnings Per Share was 10.3%.   Combined, these three metrics resulted in a score at the 77th percentile of our Compensation Peer Group.

2017 MIP Performance Goals

As with 2016, ROA, ROTCE and EPS Growth, with equal weightings, were established as the metrics to be used in 2017.  We believe that other essential goals, such as growth, infrastructure investment, efficiency, operational excellence, and asset quality are adequately represented in these goals and the individual performance goals of each NEO.

Company-wide performance goals for 2017 are shown below.  These goals were set after taking into consideration a number of factors, including our 2017 budget, strategic plan and industry performance of high-performing banks.  These goals are set at levels consistent with our strategic plan goal of improving our rank as a high-performing bank.

Performance Metric	Threshold 2017	Target 2017	Maximum or Stretch 2017
Return on Average Assets (ROA)	1.00%	1.25%	1.30%
Return on Average Tangible Common Equity (ROTCE)	12.0%	15.75%	16.5%
Earnings Per Share Growth EPS	10.0%	15.1%	16.0%

The threshold levels for 2017 are set above expected peer medians and the targets for 2017 are well above expected peer medians.  After a thorough review and discussion, the Personnel and Compensation Committee approved the MIP Plan for 2017.

Equity/Long-Term Incentives

Our equity-based compensation plan is the primary method by which we provide long-term incentives to our executives.  Pursuant to our 2013 Incentive Plan, we offer equity awards as a performance incentive to encourage ownership of our Common Stock by our executives and to further align the interests of management with those of our stockholders.  Equity awards also provide value by attracting, motivating and retaining executives and provide appropriate and meaningful rewards to NEOs for our long-term success.  Beginning in 2013, and for a period of five years, our CEO will not receive equity awards under the 2013 Plan as further discussed in “CEO Equity Incentive Compensation” below.

Annual Performance-Based Awards

Our plan was revised effective for grants made in 2015 such that the amount of each executive’s equity award is based on achievement against our performance goals, which are the same as those detailed in the “2017 MIP Performance Goals” section, above. The plan, structured as part of our MIP plan, is designed so that NEOs will have the potential to earn 25%-35%-45% of their salary in equity awards at threshold, target and stretch performance levels for the same three Company-wide goals: ROA, ROATCE and EPS growth.  Additionally, under this revised plan, one-half of the equity awards will be stock options with four year vesting and a seven year life, and one-half of the equity awards will be restricted stock units with four year vesting.  Further, to improve pay-for-performance and alignment, NEOs, other than the CEO, will have the opportunity to earn performance-based equity awards from time to time.

In 2016 for 2015 performance, the long-term incentive plan provided EVP-level NEOs with option and restricted stock unit awards in an amount equal to 40.7% of base salary.   Option awards are valued using the Black-Scholes valuation model.  The total value of the equity awards granted to our NEOs in 2016 for 2015 performance under this plan was $533,833.  These awards have a four year vesting schedule.  As mentioned previously, since 2013, our CEO has not received equity awards under the 2013 plan, and will not receive any such awards for a period of five years (until 2018).

CEO Equity Incentive Compensation

In 2013, the Board of Directors recommended a change to the equity incentive compensation of our CEO by executing a Non-Plan Stock Option Agreement.  This plan was overwhelmingly approved by 97.9% of voting stockholders, with 88.5% of eligible stockholders voting on this proposal.  Under this agreement, Mr. Turner received a grant of 750,000 stock options with an exercise price equal to 20% above the then-market value of our common stock.  The stock options issued under the Non-Plan Stock Option Agreement have an exercise price of $16.51 and expire on February 28, 2020. Vesting occurs over a five year period with 40% vesting, only after the second year and 20% vesting in each of the following three years.

The agreement also provided that Mr. Turner would no longer be eligible for any new equity awards for a five-year period beginning in 2013 (2013 through 2017 fiscal years), including eligibility for significant awards under our existing long-term incentive plan.  If Mr. Turner had continued to be eligible for those plans, we estimate that the value of those awards for the first four years of his ineligibility would have been worth approximately $2,096,000.

Timing and Pricing of Equity Awards

The Personnel and Compensation Committee awards equity grants, generally at the February meeting of the Personnel and Compensation Committee.  Grants may be recommended during other times of the year for special circumstances, such as the hiring of a new executive, but are subject to Committee approval.  The grant date is established when the Personnel and Compensation Committee or other authorized body approves the grant and all key terms have been established.

Associate Service Bonus Plan

Our NEOs also participate in an Associate Service Bonus Plan which is offered to all of our Associates. The two primary components of this plan are our ROA and our Customer Engagement Survey score (CE3) administered by the Gallup Organization.  Specific payouts are determined by management based on reaching specific ROA and CE3 scores.  The following criteria assist in objective accountability and discourage unnecessary and excessive risk-taking or manipulation of earnings:

•                  An ROA factor is one component of the calculation of incentive payouts.  If our ROA is less than 1%, there is no score given for that component of the Associate Service Bonus Plan calculation;

•                  The CE3 factor is the other component of the calculation of the incentive payout and is determined based upon the results of an independently-administered customer engagement survey. This factor is not impacted by our earnings; and

•                  The incentive payouts are capped at $2,000 per Associate.

The Company paid an $812 award per Associate in 2017 for 2016 performance.

Benefits

401(k) Employer Contribution

We provide a 401(k) program that allows Associates to contribute a portion of their pre-tax earnings towards retirement savings.  We offer a Company match to all Associates enrolled in our 401(k) plan as a component of total compensation and to encourage them to participate in the Plan.  We match the first 5% of an Associate’s contribution dollar-for-dollar up to IRS limitations.

Director and Executive Non-Qualified Deferred Compensation Plan

Effective January 2015, a non-qualified deferred compensation plan was offered for our executives and Board of Directors.  For executives, this program allows for base compensation to be deferred as well as for deferment of cash awards.  For Board Directors, this program allows for retainer and meeting fees to be deferred.  It offers pre-tax, voluntary contributions, tax deferred earnings, investment choices and flexible payment options.  The plan is solely funded by the participant and there is no matching contribution made by the Company.  The plan was reviewed and approved by our Personnel and Compensation Committee and our Board of Directors.  The following table provides information relating to deferrals of compensation by our named executive officers under our non-qualified deferred compensation plan.

2016 Nonqualified Deferred Compensation

Name and Principal Position	Executive Contributions in 2016 (1)	Aggregate Earnings in 2016(2)	Aggregate Withdrawals/ Distributions in 2016	Aggregate Balance at December 31, 2016
Mark A. Turner President and Chief Executive Officer	$—	$—	$—	$—
Dominic C. Canuso Executive Vice President and Chief Financial Officer	—	—	—	—
Peggy H. Eddens Executive Vice President and Chief Human Capital Officer	73,017	8,690	—	131,848
Paul D. Geraghty, Sr. Executive Vice President and Chief Wealth Officer	—	—	—	—
Rodger Levenson Executive Vice President and Chief Corporate Development Officer	—	—	—	—
Richard M. Wright Executive Vice President and Chief Retail Banking Officer	275,089	24,987	—	464,902

(1)Amounts in this column are included in the Summary Compensation Table.

(2)Amounts in this column are not included in the Summary Compensation Table.

Development Allowance

We provide a Development Allowance to our NEOs which provides up to $27,500 per year for the CEO and up to $10,000 per year for Executive Vice Presidents.

Allowable expenses under the Development Allowance Policy include items that would improve the executives’ networking and business development prospects, personal health, time management and general well-being in a way that can reasonably be expected to result in improvements to their productivity as one of our executives.  CEO expenditures must be approved by the Chairman of the Board of Directors or the Chair of the Personnel and Compensation Committee.  Expenditures by Executive Vice Presidents must be approved by our CEO.

Separate from the above allowance, executives who are recruited from outside our market may be reimbursed for costs associated with their transitional relocation.

Employment Agreements

Because of our corporate philosophy which emphasizes commitment based on performance, we do not have employment agreements for our NEOs.  We have a formal severance policy which provides payments to NEOs if their employment is terminated without cause or under certain conditions following a change of control.   Further details concerning Employment Agreements are provided under “Potential Payments upon Termination or Change in Control” on page 48.

Tax Considerations Related to Our Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (Code Section 162(m)) provides that certain compensation paid in excess of $1 million to the Chief Executive Officer, Chief Financial Officer, or any of the other three most highly compensated executive officers of a public company will not be deductible for federal income tax purposes unless such compensation is paid in accordance with one of the listed exceptions described in Code Section 162(m). However, certain forms of performance-based compensation are excluded from the $1 million deduction limitation, if certain requirements are met.  The Personnel and Compensation Committee generally seeks, where feasible and consistent with its overall compensation philosophy and objectives, to structure incentive compensation granted to our executive officers in a manner that is intended to minimize or eliminate the impact of the Section 162 (m) deduction limitation.  The deductibility of some types of compensation payments, however, can depend upon numerous factors, including plan design, the timing of the vesting of compensation awards or the exercise of previously granted rights. In addition, tax deductibility is not the sole factor used by the Personnel and Compensation Committee in setting compensation.  Corporate objectives may not necessarily align with the requirements for full deductibility under Code Section 162(m).  Accordingly, the Personnel and Compensation Committee may grant awards such as time-based restricted stock awards and/or enter into compensation arrangements under which payments are not deductible under Code Section 162(m) if the Personnel and Compensation Committee determines that such non-deductible arrangements are otherwise in the best interests of our stockholders.  Also interpretations of, and changes in, applicable tax laws and regulations, as well as other factors beyond our control, also can affect deductibility of certain compensation.  As a result of these various factors, and in order that the Personnel and Compensation Committee retains flexibility in awarding compensation, there may be situations when compensation paid will not be tax deductible in accordance with Code Section 162(m).

Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (Code Sections 280G and 4999) limit our ability to take a tax deduction for certain compensation that could be paid to NEOs resulting from a change in control transaction affecting us.  In the event we pay any “excess parachute payments” as it is defined under Code Section 280G, we would have compensation payments that are not tax deductible and executives would have excise taxes due on the receipt of such “excess parachute payments.”  The Personnel and Compensation Committee considers the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors when it structures certain compensation to our NEOs.

Summary

The CEO, the Chief Human Capital Officer, the Chief Risk Officer, and the Personnel and Compensation Committee, with advice from its consultants, have reviewed all compensation components for each NEO, including base salary, incentive compensation, and all of our incentive compensation plans.  They have determined that the compensation packages awarded to our NEOs, and others, are consistent with our goals to provide compensation that is competitive with our peers, that drives financial performance without undue risk, and aligns the interests of our NEOs, and others, with those of our stockholders.

Accordingly, we believe our executive and management compensation plans are reasonable, pay-for-performance-based, competitive, not excessive, and do not encourage our executives or any of our Associates to take actions that pose an unnecessary or excessive risk that would threaten the value of the institution and do not unnecessarily expose the institution to risks or encourage the manipulation of reported earnings to enhance the compensation of management.

Summary Compensation Table

The Summary Compensation Table on page 45 shows the compensation of our Chief Executive Officer, each person who served as our Chief Financial Officer in 2016, and our next three highest paid executive officers in 2016, 2015 and 2014.  In summary, for 2016, our NEOs received the following components of their compensation:

•                  A 3% increase in base salary for four of our six NEOs, consistent with market data and our company-wide merit pool, a 17% market increase in base salary for our Chief Human Capital Officer to keep her salary aligned with the median of our peer group and take into consideration her experience and expertise and additional responsibilities, and a 5% increase in base salary for our CEO to keep his salary aligned with the median of our peer group.

•                  Non-equity incentives paid in 2017 for 2016 performance resulting from strong Company performance.  ROA, adjusted for quality of earnings, was 1.16% in 2016; Return on Tangible Common Equity was 13.83%; and our growth of EPS was 10.27%, which resulted in incentive payouts ranging from 38% to 50% of the executive’s salary.  These are included in the disclosure of 2016 “Non-Equity Incentive Plan Compensation”.  Cash awards to NEOs in connection with our MIP Plan, based on 2016 performance are as follows: Mr. Turner, $337,815; Mr. Canuso, $100,000; Ms. Eddens, $153,126; Mr. Geraghty, $128,826; Mr. Levenson, $180,323; and Mr. Wright, $174,807. In addition, each NEO received an all-Associate award of $812.

•                  Strategic cash awards were paid in 2017 for 2016 performance reflecting extraordinary performance relative to our peers as well as against WSFS’s strategic objectives. The CEO was paid a bonus equal to 25% of his salary and other named executives earned recognition bonuses ranging from 8%-12% of their salary.   Extraordinary performance in 2016 reflects among other things, the following:  (i) exceeding an aggressive 2016 budget and ambitious strategic plan goals, especially ROA; (ii) healthy organic growth in loans and deposits; (iii) strong revenue growth, including margin and fee income improvement; (iv) successful acquisition signings, integration and growth; (v) new innovative products commercialized; and (vi) continued recognition for Top Workplace and “Best Bank” in Delaware.

•                  Restricted stock awards and stock option awards granted in 2016 for 2015 performance that reflect performance on the three metrics ROA, ROATCE and EPS growth.  With the exception of Mr. Turner, named executives received grants in 2016 with a fair value of approximately 40.7% of their base salary.

•                  Similar levels of other compensation from the prior year, reflecting no substantive change in our plans and policies regarding our development allowance and 401(k) match.

The following discussions and table summarize the compensation of each NEO for the years ended December 31, 2016, 2015 and 2014.  We also provide summary information below regarding equity awards granted in 2017 for performance during 2016.

Cash Amounts Paid in 2017 for 2016 Performance

•                  Included in the disclosure of 2016 “Non-Equity Incentive Plan Compensation” are cash awards to NEOs in connection with our MIP Plan, based on 2016 performance, as follows: Mr. Turner, $337,815; Mr. Canuso, $100,000; Ms. Eddens, $153,126; Mr. Geraghty, $128,826; Mr. Levenson, $180,323; and Mr. Wright, $174,807.  In addition, each NEO received an all-Associate award of $812.

•                  Included in the disclosure of 2016 “Bonuses” are additional cash awards to our NEO’s in recognition of the Company’s performance, both individually and relative to our CPG.  In 2016, the Company performed at the 77th percentile (weighted average) of the CPG.  The cash awards are as follows: Mr. Turner, $168,907; Mr. Canuso, $21,037; Ms. Eddens, $26,174; Mr. Geraghty, $24,262; Mr. Levenson, $30,664; and Mr. Wright, $29,696.

Equity Awards Granted in 2016 for 2015 Performance

•                  The aggregate grant date fair value of restricted stock units granted in 2017 and earned in 2016 under our Long-Term Incentive Plan was as follows: Ms. Eddens, $63,120; Mr. Geraghty, $63,629; Mr. Levenson, $71,265; and Mr. Wright, $68,903.  Mr. Turner was not eligible for this award as a result of his change in compensation.

•                  The aggregate grant date fair value of stock options granted in 2016 and earned in 2016 under our Long-Term Incentive Plan was as follows: Ms. Eddens, $63,120; Mr. Geraghty, $63,629; Mr. Levenson, $71,265; and Mr. Wright, $68,903.  Mr. Turner was not eligible for this award as a result of his change in equity compensation.

Equity Awards Granted in 2017 for 2016 Performance

In 2017, we granted restricted stock units and stock options under the MIP and LTI Plan based on performance during 2016.  These awards will be reflected in the Summary Compensation Table for 2017, included in our 2018 proxy statement.  The awards were as follows:

•                  The aggregate grant date fair value of restricted stock units granted in 2017 and earned in 2016 under our Long-Term Incentive Plan was as follows: Mr. Canuso, $55,186; Ms. Eddens, $54,310; Mr. Geraghty, $56,395; Mr. Levenson, $63,158; and Mr. Wright, $61,073.  Mr. Turner was not eligible for this award as a result of his change in compensation.

•                  The aggregate grant date fair value of stock options granted in 2017 and earned in 2016 under our Long-Term Incentive Plan was as follows: Mr. Canuso, $55,186; Ms. Eddens, $54,310; Mr. Geraghty, $56,395; Mr. Levenson, $63,158; and Mr. Wright, $61,073.  Mr. Turner was not eligible for this award as a result of his change in compensation.

•                  In addition, in 2017 Mr. Levenson was awarded an additional restricted stock award with an aggregate grant date fair value of $50,000 in recognition of his assuming the additional role of interim Chief Financial Officer through June 2016 and also for functionally (not officially) serving as interim Chief Executive Officer from August 2016 to October 2016 when Mr. Turner was participating in the CEO Learning Tour.

Summary Compensation Table

							Non-Equity
					Stock	Option	Incentive Plan	All Other
Name and Principal		Salary(1)	Bonus		Awards(7)	Awards(7)	Compensation(8)	Compensation(9)	Total
Position	Year	($)	($)		($)	($)	($)	($)	($)
Mark A. Turner (10)	2016	$669,758	168,907	(2)	$—	$—	$338,627	$39,209	$1,216,501
President and Chief Executive Officer	2015	639,336	100,000	(4)	—	—	580,050	38,256	1,357,642
	2014	612,000	50,000	(4)	—	—	364,140	43,481	1,069,621
Dominic C. Canuso(3)	2016	174,259	21,037	(2)	33,670	—	100,812	—	329,779
Executive Vice President and Chief Financial Officer	2015	—	—		—	—	—	—	—
	2014	—	—		—	—	—	—	—
Peggy H. Eddens	2016	310,000	26,174	(2)	63,120	63,120	153,938	20,930	637,282
Executive Vice President and Chief Human Capital Officer	2015	264,348	8,000	(6)	46,584	46,584	205,089	20,674	591,279
	2014	256,750	—		178,885	63,125	118,533	14,572	631,865
Paul D. Geraghty, Sr.	2016	320,333	24,262	(2)	63,629	63,629	128,826	16,550	617,941
Executive Vice President Chief Wealth Officer	2015	310,671	30,000	(5)	53,821	53,821	200,876	18,450	667,639
	2014	296,637	—		105,250	72,930	152,047	15,796	642,660
Rodger Levenson	2016	358,750	30,664	(2)	71,265	71,265	181,135	23,250	736,330
Executive Vice President and Chief Corporate Development Officer	2015	348,721	50,000	(5)	61,431	61,431	237,986	26,442	786,011
	2014	338,583	—		194,860	83,250	168,733	17,914	803,340
Richard M. Wright	2016	346,900	29,696	(2)	68,903	68,903	175,619	19,957	709,978
Executive Vice President and Chief Retail Banking Officer	2015	337,173	8,000	(6)	59,406	59,406	222,517	19,125	705,627
	2014	327,417	—		192,660	80,500	146,408	16,485	763,470

(1)              The amounts shown as salaries in this table may be different from the amounts shown in the Base Salary table on page 35 because this table represents the amount actually paid during a year and the Base Salary table represents year-end base salary level.

(2)              For 2016, the Company performed at the 77th percentile (weighted average) of the Compensation Peer Group. Amounts represent a strategic award in recognition of the Company’s outperformance as compared to our Compensation Peer Group as well as against WSFS’s strategic objectives. Mr. Turner was paid a bonus equal to 25% of his salary and other named executives earned recognition bonuses ranging from 8%-12% of their salary.   Extraordinary performance in 2016 reflects among other things, the following:  (i) exceeding an aggressive 2016 budget and ambitious strategic plan goals, especially ROA; (ii) healthy organic growth in loans and deposits; (iii) strong revenue growth, including margin and fee income improvement; (iv) successful acquisition signings, integration and growth; (v) new innovative products commercialized; and (vi) continued recognition for Top Workplace and “Best Bank” in Delaware.

(3)              Mr. Canuso joined the Company on June 13, 2016.

(4)              The $100,000 in 2015 represents amounts paid for extraordinary performance relative to leading the Company to the extraordinary performance in 2015 and achieving the Company’s Path to High Performance goal; the $50,000 in 2014 represents amounts paid for role in securing ownership of and ensuring the financial benefits of certain reverse mortgage assets during 2013 and 2014.

(5)              Represents bonus paid to Mr. Geraghty in recognition of his assuming the additional role of Pennsylvania Market President in 2015 and his contributions to the Company’s extraordinary performance in 2015, most notably strong fee income improvement; and bonus paid to Mr. Levenson in recognition of his assuming the additional role of Chief Financial Officer in 2015 and his contributions to the Company’s extraordinary performance in 2015, most notably successful acquisition signings, integration and growth.

(6)              Represents bonus paid to Mr. Wright and Ms. Eddens in recognition of their efforts in driving the Company to exceed its high-performing goal in 2015.

(7)              Represents the aggregate fair value of awards on the date they were granted in accordance with ASC Topic 718. See Note 16 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the assumptions made in calculating the grant date fair value.

(8)              Amounts represent awards to NEOs in connection with our MIP Plan and our All Associate Bonus Plan.

(9)              All Other Compensation includes dividends related to restricted stock that is not factored into the grant date fair value, contributions made by us into the 401(k) plans of each of our NEOs and a development allowance.

(10)       In 2013 Mr. Turner received a grant of 750,000 Non-Plan Stock Options approved both by the Board and by 97.9% of voting stockholders at our 2013 Annual Meeting of Stockholders with an exercise price equal to 20% above the then market value of our common stock.  The grant-date fair value of the award was $3.7 million.  As part of the change in compensation he became ineligible to receive other equity-based awards for a period of five years.  To date, the approximate value of those awards, had he been eligible to receive them, would have been $2.10 million.

Grants of Plan-Based Awards

The following table presents information regarding grants of equity awards and non-equity plan-based awards to our NEOs during 2016.  The number of shares granted to executives under our 2013 Incentive Plan is based on a calculation related to the named executive officer’s base salary, subject to adjustment by the Personnel and Compensation Committee.  Such awards consist of both restricted stock units and stock options.

The restricted stock unit grants vest equally over four years.  The stock option awards have an exercise price of $29.86 which is equal to the closing stock price of WSFS common stock at the grant date of February 25, 2016.  The grants vest equally over four years and expire on the seventh anniversary of the grant date.  The Black-Scholes option-pricing model was used to determine the grant-date fair-value of the stock option awards.  No options were re-priced, nor were any modifications made to any outstanding option during 2016.

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Shares of Stock	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	or Units (#)	Awards ($/Share)	Option Awards(2)
Mark A. Turner	*	$168,779	$337,558	$810,138	—	—	—	—	—	—	—
President and Chief Executive Officer
Dominic C. Canuso(3)	*	—	—	—	—	—	—		—	—
Executive Vice President and Chief Financial Officer	6/23/16							1,000			33,670
Peggy H. Eddens	*	40,688	93,000	279,000	6,240	8,736	11,233
Executive Vice President and Chief Human Capital Officer	2/25/16							2,114			63,120
	2/25/16								8,051	29.86	63,120
Paul D. Geraghty, Sr.	*	42,249	96,570	289,710	6,480	9.072	11,664
Executive Vice President and Chief Wealth Officer	2/25/16							2,131			63,629
	2/25/16								8,116	29.86	63,629
Rodger Levenson	*	47,316	108,150	324,450	7,257	10,160	13,062
Executive Vice President and Chief Corporate Development Officer	2/25/16							2,387			71,265
	2/25/16								9,090	29.86	71,265
Richard M. Wright	*	45,754	104,580	313,740	7,017	9,824	12,631
Executive Vice President and Chief Retail Banking Officer	2/25/16							2,308			68,903
	2/25/16								8,789	29.86	68,903

(1)    Represents the 2016 award opportunities under the annual incentive component of the MIP.  Actual amounts paid for 2016 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 45. Mr. Turner was not eligible for an equity award in 2016 (see “CEO Equity Incentive Compensation” on page 40 for more details).

(2)    See Note 16 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the assumptions made in calculating the grant date fair value of stock and option awards.

(3)    Mr. Canuso joined the Company on June 13, 2016; therefore he was not eligible for awards granted in 2016 for 2015 performance.  He did, however, receive a grant in 2016 of 1,000 restricted stock units with a four year vesting period upon joining the Company.

Outstanding Equity Awards Value at Fiscal Year-End

The following table shows the number and exercise price of all unexercised options held by NEOs as of December 31, 2016, as well as shares of unvested restricted stock owned by the NEOs.  The awards are listed in order of grant date.  These awards are subject to our claw-back provision affecting our NEOs.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark A. Turner President and Chief Executive Officer(1)	450,000	300,000	$16.51	02/28/20	872	$40,417
Dominic C. Canuso Executive Vice President and Chief Financial Officer	—	—	—	—	1,000	46,350
Peggy H. Eddens Executive Vice President and Chief Human Capital Officer(2)	13,632 10,116 36,000 5,499 2,031	— 3,375 24,000 5,499 6,093 8,051	13.63 15.83 16.51 23.82 26.24 29.86	02/23/17 02/28/18 02/28/20 02/27/21 02/26/22 02/25/23	9,239	428,228
Paul Geraghty Executive Vice President and Chief Wealth Officer(3)	— 675	3,897 21,000 6,354 7,041 8,116	15.83 16.51 23.82 26.24 29.86	02/28/18 02/28/20 02/27/21 02/26/22 02/25/23	6,601	305,956
Rodger Levenson Executive Vice President and Chief Corporate Development Officer(4)	— 5,976 7,251 2,679 —	3,336 30,000 7.251 8,037 9,090	15.83 16.51 23.82 26.24 29.86	02/28/18 02/28/20 02/27/21 02/26/22 02/25/23	11,288	523,199
Richard M. Wright Executive Vice President and Chief Retail Banking Officer(5)	— 14,802 7,011 2,590	3,228 24,000 7,014 7,772 8,789	15.83 16.51 23.82 26.24 29.86	02/28/18 02/28/20 02/27/21 02/26/22 02/25/23	11,040	511,704

(1) For Mr. Turner, of the 300,000 unvested options expiring 2/28/20, 150,000 vest on 2/28/17 and 150,000 vest on 2/28/18.

(2) For Ms. Eddens, of the 3,375 unvested options expiring 2/28/18, 3,375 vest on 2/28/17.  Of the 24,000 unvested options expiring 2/28/20, 12,000 vest on 2/28/17 and 12,000 vest on 2/28/18. Of the 5,499 unvested options expiring 2/27/21, 2,748 vest on 2/27/17 and 2,751 vest on 2/27/18. Of the 6,093 unvested options expiring 2/26/22, 2,031 vest on 4/15/17, 2,031 vest on 4/15/18 and 2,031 vest on 4/15/19. Of the 8,051 unvested options expiring 2/25/23, 2,012 vest on 4/15/17, 2,013 vest on 4/15/18, 2,013 vest on 4/15/19 and 2,013 vest on 4/15/20.

(3) For Mr. Geraghty, of the 3,897 unvested options expiring 2/28/18, 3,897 vest on 2/28/17. Of the 21,000 unvested options expiring 2/28/20, 10,500 vest on 2/28/17 and 10,500 vest on 2/28/18. Of the 6,354 unvested options expiring 2/27/21, 3,177 vest on 2/27/17 and 3,177 vest on 2/27/18. Of the 7,041 unvested options expiring 2/26/22, 2,364 vest on 4/15/17, 2,346 vest on 4/15/18 and 2,349 vest on 4/15/19. Of the 8,116 unvested options expiring 2/25/23, 2,029 vest on 4/15/17, 2,029 vest on 4/15/18, 2,029 vest on 4/15/19 and 2,029 vest on 4/15/20.

(4) For Mr. Levenson, of the 3,336 unvested options expiring 2/28/18, 3,336 vest on 2/28/17. Of the 30,000 unvested options expiring 2/28/20, 15,000 vest on 2/28/17 and 15,000 vest on 2/28/18. Of the 7,251 unvested options expiring 2/27/2021, 3,624 vest on 2/27/17 and 3,627 vest on 2/27/18. Of the 8,037 unvested options expiring 2/26/22, 2,679 vest on 4/15/17, 2,679 vest on 4/15/18 and 2,679 vest on 4/15/2019. Of the 9,090 unvested options expiring 2/25/23, 2,272 vest on 4/15/17, 2,272 vest on 4/15/18, 2,273 vest on 4/15/19 and 2,273 vest on 4/15/20.

(5) For Mr. Wright, of the 3,228 unvested options expiring 2/28/18, 3,228 vest on 2/28/17.  Of the 24,000 unvested options expiring 02/28/20, 12,000 vest on 2/28/17 and 12,000 vest on 2/28/18.  Of the 7,014 unvested options expiring 2/27/21, 3,507 vest on 2/27/17 and 3,507 vest on 2/27/18. Of the 7,772 unvested options expiring 2/26/22, 2,590 vest on 4/15/17, 2,590 vest on 4/15/18 and 2,592 vest on 4/15/19.  Of the 8,789 unvested options expiring 2/25/23, , 2,197 vest on 4/15/17, 2,197 vest on 4/15/18, 2,197 vest on 4/15/19 and 2,198 vest on 4/15/20.

Exercises of Options and Vesting of Shares During 2016

The following table shows the number of options exercised and restricted stock vested by the NEOs during the fiscal year ended December 31, 2016.

2016 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark A. Turner President and Chief Executive Officer	—	—	7,966	238,594
Dominic C. Canuso Executive Vice President and Chief Financial Officer	—	—	—	—
Peggy H. Eddens Executive Vice President and Chief Human Capital Officer	10,758	141,547	3,672	113,654
Paul D. Geraghty, Sr. Executive Vice President and Chief Wealth Officer	23,184	406,445	2,157	67,532
Rodger Levenson Executive Vice President and Chief Corporate Development Officer	45,171	1,202,738	7,620	234,349
Richard M. Wright Executive Vice President and Chief Retail Banking Officer	19,549	392,910	7,831	241,610

Potential Payments upon Termination or Change in Control

Termination without Cause

We have adopted a severance policy that provides severance payments upon termination under certain conditions.  An executive (which includes all our NEOs) covered by this policy who is terminated without cause is provided a minimum of six months of severance and six months of professional level outplacement.  If the executive does not find new employment within six months after termination, severance pay and professional outplacement would continue for another six months, or until the executive finds employment, whichever occurs first.  If the executive finds another job at a lower rate of pay than previously paid by us, then we would make up the difference until the second six-month period ends.  Medical and dental benefits would continue at the general Associate rate through the severance period.

Change in Control

An executive (which includes all our NEOs) covered by the severance policy who is terminated without cause (as defined in the policy) or terminates employment for “good reason” (as defined in the policy) within one year following a change in control would receive 24 months base salary, 24 months of medical and dental benefits at the general Associate rate, 12 months of professional level outplacement, and any unvested time-based equity awards would immediately vest upon termination.  Performance awards would vest on a prorated basis at target performance levels.  For purposes of the policy, “good reason” includes requiring the executive to work more than 25 miles from his or her current worksite, a significant diminution in the executive’s WSFS salary and incentive opportunity, or a significant reduction in the authority, duties or responsibilities of the executive immediately before the change of control.

If it is determined that the aggregate present value of an executive’s change in control payment exceeds 2.99 times his or her average W2 compensation for the preceding five-year period (i.e., “base amount”), such that the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, would otherwise be triggered, then the change in control payment would be reduced to the extent necessary so that the aggregate present value of the change in control payment payable following such reduction does not exceed 2.99 times the executives base amount.

The following table shows the payments that executives could potentially receive upon termination of their employment or a change of control at December 31, 2016.

Termination Provisions Summary

		Before Change in	After Change in
		Control	Control
		Termination	Termination
		Without Cause or	Without Cause or
		Departing for	Departing for
Name	Benefit	Good Reason	Good Reason	Death	Disability(1)
Mark A. Turner	Severance pay(2)	$675,115	$1,350,230	$100,000	$361,558
	Outplacement services(3)	16,000	16,000	—	—
	Option and restricted stock vesting(4)	—	8,993,407	8,993,407	8,993,407
	Health benefits(5)	—	—	—	—
	Total Value	691,115	10,359,637	9,093,407	9,354,965
Dominic C. Canuso	Severance pay(2)	315,000	630,000	50,000	24,000
	Outplacement services(3)	16,000	16,000	—	—
	Option and restricted stock vesting(4)	—	46,350	46,350	46,350
	Health benefits(5)	—	—	—	—
	Total Value	331,000	692,350	96,350	70,350
Peggy H. Eddens	Severance pay(2)	310,000	620,000	50,000	131,308
	Outplacement services(3)	16,000	16,000	—	—
	Option and restricted stock vesting(4)	—	1,626,645	1,626,645	1,626,645
	Health benefits(5)	3,027	6,045	—	—
	Total Value	329,027	2,268,700	1,676,645	1,757,953
Paul D. Geraghty, Sr.	Severance pay(2)	321,900	643,800	50,000	85,904
	Outplacement services(3)	16,000	16,000	—	—
	Option and restricted stock vesting(4)	—	1,470,173	1,470,173	1,470,173
	Health benefits(5)	7,348	14,696	—	—
	Total Value	345,248	2,144,670	1,520,173	1,556,077
Rodger Levenson	Severance pay(2)	360,500	721,000	50,000	162,654
	Outplacement services(3)	16,000	16,000	—	—
	Option and restricted stock vesting(4)	—	1,995,186	1,995,186	1,995,186
	Health benefits(5)	—	—	—	—
	Total Value	376,500	2,732,186	2,045,186	2,157,840
Richard M. Wright	Severance pay(2)	348,600	697,200	50,000	158,077
	Outplacement services(3)	16,000	16,000	—	—
	Option and restricted stock vesting(4)	—	1,785,704	1,785,704	1,785,704
	Health benefits(5)	7,348	14,696	—	—
	Total Value	371,948	2,513,600	1,835,704	1,943,781

(1)         We offer two weeks of short-term disability benefits for all Associates for each year of service up to a maximum of 26 weeks.  Long-term disability for all Associates has a $24,000 maximum benefit.

(2)         Severance payments following a change in control are subject to reduction if such payments would exceed the deductibility limits under Section 280G of the Internal Revenue Code, unless the Personnel and Compensation Committee was to specifically authorize such non-deductible payments at that time on a case-by-case basis.

(3)         Outplacement services amounts are estimates based on management’s experience with outplacement providers.

(4)         Option and restricted stock vesting is based on an assumed value of $46.35 per common share reflecting the closing price on December 31, 2016.

(5)         Health benefits represent the premium paid by us, reduced by amount paid by the Associate.  Mr. Turner voluntarily does not currently receive Health Benefits from the Company.

Retirement Plans

We do not maintain a tax-qualified non-contributory retirement plan (pension plan).  However, we do provide continuation of medical benefits to Associates, including NEOs, who retire, should they elect to participate in the benefit.  We provide supplemental contributions toward retiree continuing medical coverage costs.  For 2016, our contribution towards this supplement was capped at $3,284 per retiree, but may have been less based on length of service at time of retirement of each retiree, irrespective of annual increases to the cost of the medical benefit premium.  We limit our increases to no more than 4% annually.  Primarily because of changes to Medicare Part D coverage, this plan is no longer meaningfully utilized by, or available to, Associates who were not already retirement eligible as of March 31, 2014.

COMPENSATION OF THE BOARD OF DIRECTORS

The Board’s philosophy is to maintain director compensation at the peer median.  The Corporate Governance and Nominating Committee reviews Board compensation and committee fees annually and make recommendations for adjustments when and where they feel appropriate. The Committee also engages an independent consultant to review board compensation levels in the market every two years.  The last study was completed in 2016, and found that our average individual director is paid at the 56th percentile, and our overall board expense is in approximately the 40th percentile.

A summary of Board compensation is shown in the following chart.

Board Retainer		$88,333

•                       $53,333 cash retainer to be paid annually in July.

•                       WSFS Financial Corporation Common Stock to be issued annually equivalent to $35,000 based on the WSFS closing price on the second Friday in August.

Lead Director Fee		$18,000	To be paid annually in July.

Committee Chair Fees	Audit/Trust Audit Committee Chair	$7,500	To be paid annually in July.

	Corporate Governance & Nominating Committee Chair	$5,500	To be paid annually in July.

	Corporate Development Committee Chair	$5,500	To be paid annually in July.

	Personnel and Compensation Committee Chair	$7,500	To be paid annually in July.

	Trust Committee Chair	$5,500	To be paid annually in July.

Committee Fees and Special Meeting Fees (excluding regularly scheduled Board meetings)

All Board members (excluding management) will be paid a flat rate member fee annually in July for committees on which they serve with an expectation that Committee members will attend 75% or more of the scheduled meetings.

	Audit/Trust Audit Committee Members fee (Includes Chair)	$13,250	To be paid annually in July. NOTE: This fee represents the combination of the Audit Committee member fee and the meeting attendance fee ($10,000 + $3,250).

	Corporate Development Committee	$3,250	To be paid annually in July.

	Corporate Governance and Nominating Committee	$3,250	To be paid annually in July.

	Executive Committee	$16,250	To be paid annually in July.

	Personnel and Compensation Committee	$3,250	To be paid annually in July.

	Trust Committee	$3,250	To be paid annually in July.

Director and NEO Non-Qualified Deferred Compensation Plan

In 2016, we introduced a non-qualified deferred compensation plan for our NEOs and Board of Directors.  It offers pre-tax, voluntary contributions, tax deferred earnings, investment choices and flexible payment options.  This is solely funded by the participant and there is no matching contribution made by the Company.  This plan was reviewed and approved by our Personnel and Compensation Committee and our Board of Directors.

Director Compensation Table

The compensation paid to directors during 2016 is summarized in the following table.  Mr. Turner and Mr. Ward are not shown in this table because they were compensated as officers and did not receive any director compensation.

Directors	Fees Earned or Paid in Cash		Stock Awards(1)	All Other Compensation	Total
Marvin N. Schoenhals(2)	$82,583		$615,616	—	$698,199
Anat Bird	77,333	(5)	35,258	—	112,591
Francis B. Brake	81,208		35,258	—	116,466
Charles G. Cheleden(3)	48,059		—	—	48,059
Jennifer W. Davis	100,083	(5)	35,258	—	135,341
Donald W. Delson	70,833		35,258	—	106,091
Eleuthère I. du Pont	99,583		35,258	—	134,841
Calvert A. Morgan Jr.	90,533	(4)	35,258		125,791
David G. Turner	73,083	(5)	35,258	—	108,341

(1)              The aggregate fair value of the award on the date of grant, computed in accordance with ASC Topic 718.

(2)              Mr. Schoenhals’ Stock Awards also include the vesting of 16,689 shares of restricted stock earned under a performance-based incentive plan described below under “Compensation of Mr. Schoenhals.”  Because the probable performance outcome of this award was not determinable at the time of the original grant, it is being reported as earned.

(3)              Mr. Cheleden retired from the Board effective August 12, 2016.

(4)              Includes $1,200 of fees paid to Mr. Morgan for serving on the Company’s Southern Delaware Advisory Board.

(5)              Ms. Bird, Ms. Davis, and Mr. David Turner contributed all fees earned in 2016 to the non-qualified deferred compensation plan.

Compensation of Mr. Eleuthère I. du Pont as Lead Director

Eleuthère I. du Pont currently serves as our Lead Director.  During 2016, he was compensated $18,000 for serving in that role in addition to his other compensation as a director.

Compensation of Mr. Schoenhals

Marvin N. Schoenhals is Chairman of our Board of Directors and receives a standard Board of Directors retainer.  Having discussed the opportunities that continue to arise resulting from the significant disruption in our markets, in 2011 the Personnel and Compensation Committee decided it was in our best interests to leverage Mr. Schoenhals’ significant and valuable community relationships, stature, contacts, and reputation to take full advantage of these market share opportunities. The Board of Directors approved a plan in which Mr. Schoenhals received 66,750 shares of restricted stock effective January 3, 2011 with a five-year performance vesting schedule starting at the end of the second year.  Based on new business relationships where Mr. Schoenhals has played a meaningful role in helping us establish new business, these shares are subject to vesting in whole or in part if an expected pre-tax contribution is achieved over a two year period of time of at least 50% return on the investment of restricted stock cost. As of December 31, 2016, all shares eligible had been earned and vested under this plan.

PERSONNEL AND COMPENSATION COMMITTEE REPORT

Pursuant to rules and regulations of the Securities and Exchange Commission, this Compensation Committee Report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that WSFS Financial Corporation (the “Company”) specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The Personnel and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2017 Proxy Statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Proxy Statement”).  Based on the reviews and discussions referred to above, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Proxy Statement.

Personnel and Compensation Committee

Jennifer W. Davis, Chair	Anat Bird
Francis B. Brake	David G. Turner

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our officers and directors are required to file forms with the SEC to report changes in their ownership of WSFS Financial Corporation Common Stock.  The forms must be filed with the SEC generally within two business days of the date of the trade.  To our knowledge, there were no late filings during 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The number of shares of our Common Stock beneficially owned by the directors and executive officers and 5% stockholders as of March 1, 2017, the record date set for the Annual Meeting, is shown below.  The table also shows the amount of such shares as a percentage of all of the shares of our Common Stock outstanding as of March 1, 2017.

In accordance with Rule 13d-3 under the Exchange Act, for the purposes of this table, a person is deemed to be the beneficial owner of any shares of Common Stock if he or she has, or shares, voting or dispositive power with respect to such Common Stock or has a right to acquire beneficial ownership at any time within 60 days of the determination date.  Except as otherwise noted, the named beneficial owner exercises sole voting and investment power over the shares of Common Stock.

Directors:	Number of Shares (Including Exercisable Options) (1)	Percentage of our Common Stock Outstanding
Marvin N. Schoenhals	31,405	*
Anat Bird	15,434	*
Francis B. Brake, Jr.	3,232	*
Jennifer W. Davis	17,579	*
Donald W. Delson	13,874	*
Eleuthère I. du Pont	10,670	*
Calvert A. Morgan, Jr.	30,674	*
David G. Turner	12,632	*
Mark A. Turner	766,813	2.44%
Patrick J. Ward	153,607	*

Executive Officers:
Dominic C. Canuso	36	*
Steve Clark	22,612	*
Peggy H. Eddens	109,188	*
Paul D. Geraghty, Sr.	53,864	*
Thomas Kearney	64,760	*
Rodger Levenson	82,036	*
S. James Mazarakis	62,635	*
Richard M. Wright	84,077	*

Directors and Executive Officers as a group (18 persons)	1,535,128	4.89%

5% Stockholders	Number of Shares	Percentage of our Common Stock Outstanding
FMR LLC (2) 245 Summer Street Boston, MA 02210	2,193,210	6.99%
BlackRock, Inc. (3) 40 East 52nd Street New York, NY 10022	1,797,023	5.72%

*                      Less than 1% of the outstanding Common Stock.

(1)              Includes exercisable options for the following individuals: M. Turner: 600,000, Clark: 15,957, Eddens: 75,812, Geraghty: 21,949,  Kearney: 62,694, Levenson: 42,817, Mazarakis: 28,121, Ward: 65,039, and Wright: 32,601.

(2)              According to the Statement on Schedule 13G/A of FMR LLC on February 14, 2017.

(3)              According to the Statement on Schedule 13G/A of BlackRock, Inc. on January 27, 2017.

ANNUAL MEETING OF STOCKHOLDERS OF WSFS FINANCIAL CORPORATION April 27, 2017 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES, FOR PROPOSAL NUMBER 2, AND RECOMMENDS THE SELECTION OF 1 YEAR ON PROPOSAL NUMBER 3 RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION: NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and sample proxy card are available at www.wsfsbank.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20330400000000000000 1 042717 year ending December 31, 2017 3. Advisory (non-binding) vote recommending the frequency frequency of advisory votes on executive compensation, every 1 YEAR for revokes the authority given with respect to any earlier dated proxy changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors (each for a three year term expiring in 2020): NOMINEES: FOR ALL NOMINEESO Francis B. Brake, Jr. _ _ _ _ _ _ _ O Mark A. Turner _ _ _ _ _ _ _ WITHHOLD AUTHORITYO Patrick J. Ward _ _ _ _ _ _ _ FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ( ) To cumulate your vote for one or more of the above nominee(s), write the manner in which such votes shall be cumulated in the space to the right of the nominee(s) name(s). If you are cumulating your vote, do not mark the circle. FOR AGAINST ABSTAIN 2. Ratification of the appointment of KPMG, LLP as the independent registered public accounting firm for the fiscal 1 year 2 years 3 years ABSTAIN of the advisory (non-binding) vote to approve the compensation of the Company's executives, every The proxy is revocable and, when properly executed will be voted in the manner directed hereby by the undersigned. If no directions are made, this proxy will be voted FOR each of the nominees, FOR Proposal 2, and for the Proposal 3. The undersigned, by executing and delivering this proxy, submitted by the undersigned. Unless contrary direction is given, the right is reserved in the sole discretion of the Board of Directors to distribute votes among some or all of the above nominees in a manner other than equally so as to elect as directors the maximum possible number of such nominees. In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders, a Proxy Statement and Annual Report of WSFS Financial Corporation. PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Stockholder Date: Signature of StockholderDate:

This Proxy is Solicited on Behalf of the Board of Directors WSFS FINANCIAL CORPORATION for the 2017 Annual Meeting of Stockholders The undersigned hereby appoints Marvin N. Schoenhals and Mark A. Turner, or either of them, with full power of substitution, to act as attorneys and proxies for the undersigned and to vote all shares of Common Stock of WSFS Financial Corporation, which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on April 27, 2017 at 4:00 p.m., or at any adjournments thereof, as follows: THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY. 14475 1.1